Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

NEW CENTURY BANCORP, INC.,

NEW CENTURY BANK,

SELECT BANCORP, INC,

AND

SELECT BANK & TRUST COMPANY

DATED AS OF SEPTEMBER 30, 2013

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

NEW CENTURY BANCORP, INC., NEW CENTURY BANK,

SELECT BANCORP, INC., and SELECT BANK & TRUST COMPANY

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of the 30th day of September, 2013, by and between NEW CENTURY BANCORP, INC., a North Carolina corporation (“NCBC”), and its wholly-owned subsidiary, NEW CENTURY BANK, a North Carolina banking corporation (“NCBC Bank”), on the one hand, and SELECT BANCORP, INC., a North Carolina corporation (“Select”), and its wholly-owned subsidiary SELECT BANK & TRUST COMPANY, a North Carolina banking corporation (“Select Bank”) on the other hand (collectively, NCBC, NCBC Bank, Select and Select Bank may be referred to herein as the “Parties” and, each individually, as a “Party”).

W I T N E S S E T H:

WHEREAS, the Parties hereto have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for Select to be merged with and into NCBC pursuant to a plan of merger (the “Plan of Merger”) in the form attached hereto as Exhibit A-1, and for Select Bank to be merged with and into NCBC Bank pursuant to a plan of merger (the “Plan of Bank Merger” and together with the Plan of Merger, the “Plans of Merger”) in the form attached hereto as Exhibit A-2, with the effect that (a) each of the outstanding shares of Select’s common stock will be converted into the right to receive shares of NCBC’s common stock in the manner set forth herein, and (b) each of the outstanding shares of Select’s preferred stock will be converted into the right to receive shares of NCBC’s preferred stock in the manner set forth herein; and

WHEREAS, the Parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Mergers (as hereinafter defined) and transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the Parties hereto mutually agree as follows:

ARTICLE I. THE MERGERS

1.1 Mergers. Subject to the provisions of this Agreement and the Plans of Merger, as of the Effective Time (as defined in Section 1.11 hereof), Select shall be merged with and into NCBC pursuant to North Carolina law (the “Parent Merger”) and, thereafter, Select Bank shall be merged with and into NCBC Bank pursuant to North Carolina law (the “Bank Merger” and together with the Parent Merger, the “Mergers”). The separate corporate existence of each of Select and Select Bank shall cease and the respective corporate existence of NCBC and NCBC Bank, as the surviving corporations in the Mergers, shall continue under the laws of the State of North Carolina. NCBC, as the surviving corporation in the Parent Merger, is hereinafter sometimes referred to as the “Surviving Parent” and NCBC Bank, as the surviving corporation in the Bank Merger, is hereinafter sometimes referred to as the “Surviving Bank.”

1.2 Effect of the Parent Merger. At the Effective Time, by reason of the Parent Merger and in accordance with applicable law, all of the property, assets and rights of every kind and character of Select, including all real, personal or mixed property, all debts due on whatever account, all choses in action and every other interest of or belonging to or due to Select, whether tangible or intangible, shall vest in the Surviving Parent and the Surviving Parent shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Select, all without any conveyance, assignment or further act or deed; and Surviving Parent shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Select as of the Effective Time, except as provided herein.

1.3 Effect of the Bank Merger. At the effective time of the Bank Merger, by reason of the Bank Merger and in accordance with applicable law, all of the property, assets and rights of every kind and character of Select Bank, including all real, personal or mixed property, all debts due on whatever account, all choses in action and every other interest of or belonging to or due to Select Bank, whether tangible or intangible, shall vest in the Surviving Bank and the Surviving Bank shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Select Bank, all without any conveyance, assignment or further act or deed; and Surviving Bank shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Select Bank as of the effective time of the Bank Merger, except as provided herein.

1.4 Articles of Incorporation, Bylaws and Management. The articles of incorporation and bylaws of NCBC in effect at the Effective Time shall be the articles of incorporation and bylaws of the Surviving Parent until thereafter amended in accordance with applicable law, provided however, that the Surviving Parent shall amend its articles of incorporation to change the name of the corporation to “Select Bancorp, Inc.” At the Effective Time, the officers and directors of NCBC shall continue to hold such offices and positions of the Surviving Parent, each until removed as provided by law or until the election or appointment of their respective successors.

The articles of incorporation and bylaws of NCBC Bank in effect at the effective time of the Bank Merger shall be the articles of incorporation and bylaws of the Surviving Bank until thereafter amended in accordance with applicable law, provided however, that the Surviving Bank shall amend its articles of incorporation to change the name of the corporation to “Select Bank & Trust Company.” At the effective time of the Bank Merger, the officers and directors of NCBC Bank shall continue to hold such offices and positions of the Surviving Bank, each until removed as provided by law or until the election or appointment of their respective successors.

1.5 Conversion of Shares.

(a) NCBC Stock. Each share of common stock of NCBC, par value $1.00 per share (“NCBC Common Stock”), issued and outstanding immediately prior to the Effective Time, shall continue to be issued and outstanding and shall not be affected by the Merger.

(b) NCBC Bank Stock. Each share of common stock of NCBC Bank, par value $5.00 per share (“NCBC Bank Common Stock”), issued and outstanding immediately prior to the Effective Time, shall continue to be issued and outstanding and shall not be affected by the Merger.

(c) Select Common Stock. Except as otherwise provided herein, at the Effective Time, all rights of Select’s shareholders with respect to all then-outstanding shares of the common stock of Select, $1.00 par value per share (the “Select Common Stock”) shall cease to exist, and the holders of shares of Select Common Stock shall cease to be and shall have no further rights as shareholders of Select (except in each case with respect to Appraisal Shares, as defined in Section 1.8). At the Effective Time, each outstanding share of Select Common Stock shall be converted, without any action on the part of the holder of such shares, into the right to receive the Common Stock Merger Consideration (as defined in Section 1.6(a)) in accordance with this Article I, except for Appraisal Shares. Following the Effective Time, certificates representing shares of Select Common Stock outstanding at the Effective Time shall evidence only the right to receive the appropriate Common Stock Merger Consideration. No share of Select Common Stock, other than Appraisal Shares, shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.5 after the Effective Time.

(d) Select Preferred Stock. Each share of Select’s Senior Non-Cumulative Perpetual Preferred Stock, Series A, stated liquidation amount $1,000 per share (the “Select Preferred Stock” and, together with the Select Common Stock, the “Select Stock”) issued and outstanding at the Effective Time shall cease to exist, and the holders of shares of Select Preferred Stock shall cease to be and shall have no further rights as shareholders of Select (except in each case with respect to Appraisal Shares, as defined in Section 1.8). At the Effective Time, each outstanding share of Select Preferred Stock shall be converted, without any action on the part of the holder of such shares, into the right to receive the Preferred Stock Merger Consideration (as defined in Section 1.6(a)) in accordance with this Article I, except for Appraisal Shares. Following the Effective Time, certificates representing shares of Select Preferred Stock outstanding at the Effective Time shall evidence only the right to receive the Preferred Stock Merger Consideration. No share of Select Preferred Stock, other than Appraisal Shares, shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.5 after the Effective Time.

(e) Select Bank Common Stock. Except as otherwise provided herein, at the effective time of the Bank Merger, all rights of Select Bank’s shareholders with respect to all then-outstanding shares of the common stock of Select Bank, $5.00 par value per share (the “Select Bank Common Stock”) shall cease to exist, and the holders of shares of Select Bank Common Stock shall cease to be and shall have no further rights as shareholders of Select Bank. At the effective time of the Bank Merger, each outstanding share of Select Bank Common Stock shall be cancelled without consideration and of no further effect.

1.6 Merger Consideration.

(a) Per Share Consideration. Subject to the provisions of this Article I, at the Effective Time (i) each outstanding share of Select Common Stock (other than Appraisal Shares) shall cease to represent any interest (equity, shareholder or otherwise) in Select and shall automatically be converted exclusively into the right to receive 1.8264 shares of NCBC Common

Stock (the “Common Stock Merger Consideration”); and (ii) each outstanding share of Select Preferred Stock shall cease to represent any interest (equity, shareholder or otherwise) in Select and shall automatically be converted exclusively into the right to receive 1.0000 share of NCBC Preferred Stock having substantially identical rights, preferences, privileges, voting powers, limitations and restrictions as the Select Preferred Stock (the “Preferred Stock Merger Consideration” and together with the Common Stock Merger Consideration, the “Merger Consideration”).

(b) Anti-Dilution Provisions. In the event NCBC changes the number of shares of NCBC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, reclassification, combination, exchange of shares or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or if the effective date thereof (in the case of a stock split, reclassification, combination, exchange of shares or similar transaction for which a record date is not established) shall be prior to the Effective Time, the exchange ratio for the Common Stock Merger Consideration shall be appropriately adjusted to reflect such change.

(c) Adjustment of Exchange Ratio in Certain Circumstances. If the average closing price of NCBC Common Stock, as reported by NASDAQ, for the 20 trading days preceding the meeting of Select shareholders contemplated by Section 4.4(a) of this Agreement (the “Closing Price”) is above that price which, when multiplied by the exchange ratio for the Common Stock Merger Consideration, results in a value greater than 1.40 times the aggregate tangible book value attributable to the common equity of Select on June 30, 2013 as reviewed by Select’s independent auditor (the “Maximum Value”) then the exchange ratio for the Common Stock Merger Consideration shall be adjusted and the number of shares constituting the Common Stock Merger Consideration reduced, such that the number of shares of NCBC Common Stock constituting the Common Stock Merger Consideration, when multiplied by the Closing Price, equals the Maximum Value.

1.7 Exchange of Shares.

(a) Exchange Procedures. Within ten (10) business days after the Effective Time, NCBC shall, or shall cause its duly appointed agent (the “Exchange Agent”) to, mail to shareholders of Select of record as of the date of the Effective Time, transmittal materials and other appropriate written instructions (collectively, a “Transmittal Letter”), which shall specify that delivery shall be effected, and risk of loss and title to the certificate(s) representing shares of Select Common Stock and Select Preferred Stock prior to such Effective Time shall pass, only upon proper delivery of such certificate(s) to the Exchange Agent, and which shall be in such form and have such other provisions as NCBC may reasonably specify. Following the Effective Time and upon the proper surrender of certificate(s) representing shares of Select Common Stock and Select Preferred Stock to the NCBC or its Exchange Agent, together with a properly completed and duly executed Transmittal Letter, the holder of such certificate(s) shall receive, in exchange for Select Common Stock, the Common Stock Merger Consideration to which such holder is entitled hereunder, and in exchange for Select Preferred Stock, the Preferred Stock Merger Consideration to which such holder is entitled hereunder. Notwithstanding anything else herein contained, neither NCBC nor the Exchange Agent shall be obligated to deliver the Merger Consideration to which any former holder of Select Common Stock or Select Preferred Stock is entitled unless and until such holder has surrendered the certificate(s) representing such holder’s

Select Common Stock or Select Preferred Stock, as the case may be. The certificate(s) so surrendered shall be duly endorsed as NCBC and/or the Exchange Agent may require. If there is a transfer of ownership of any shares of Select Stock not registered in the transfer records of Select, the Merger Consideration shall be paid to the transferee thereof if the certificates representing such Select Common Stock or Select Preferred Stock are presented to NCBC or the Exchange Agent, accompanied by all documents required, in the reasonable judgment of NCBC and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any other provision of this Agreement notwithstanding, neither NCBC nor the Exchange Agent shall be liable to any holder of shares of Select Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

(b) Fractional Shares.

(i) Notwithstanding any other provision of this Agreement, each holder of shares of Select Common Stock exchanged pursuant to the Parent Merger, who would otherwise have been entitled to receive a fraction of a share of NCBC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of NCBC Common Stock multiplied by $6.3935. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Select Preferred Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of NCBC Preferred Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of NCBC Preferred Stock multiplied by One Thousand and xx/100 Dollars ($1,000). No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

(c) Lost Certificates. Any shareholder of Select whose certificate(s) representing shares of Select Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive the Merger Consideration to which he, she or it is entitled in accordance and upon compliance with conditions reasonably imposed by the Exchange Agent or NCBC (including a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the Exchange Agent and NCBC).

(d) Rights of Former Select Shareholders. At the Effective Time, the stock transfer books of Select shall be closed as to holders of Select Common Stock and Select Preferred Stock immediately prior to the Effective Time and no transfer of Select Common Stock or Select Preferred Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Article I of this Agreement, each certificate theretofore representing shares of Select Common Stock (other than Appraisal Shares) or Select Preferred Stock (other than Appraisal Shares) shall, from and after the Effective Time, represent for all purposes only the right to receive Common Stock Merger Consideration or Preferred Stock Merger Consideration, respectively. If, after the Effective Time, (i) certificates representing Select Common Stock or Select Preferred Stock are presented to NCBC or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8 Appraisal Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Select Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Parent Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with Article 13 of Chapter 55 of the North Carolina General Statutes (collectively, the “Appraisal Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of Article 13 of Chapter 55 of the North Carolina General Statutes except that all Appraisal Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under Article 13 of Chapter 55 of the North Carolina General Statutes shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the appropriate Merger Consideration upon surrender in the manner provided in this Article I of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. Any payments made in respect of Appraisal Shares shall be made by the Surviving Parent. Select shall give NCBC (i) prompt notice of any written demand for appraisal of any shares of Select Preferred Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to Article 13 of Chapter 55 of the North Carolina General Statutes and received by Select relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under Article 13 of Chapter 55 of the North Carolina General Statutes consistent with the obligations of Select thereunder. Select shall not, except with the prior written consent of NCBC, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with Article 13 of Chapter 55 of the North Carolina General Statutes.

1.9 Treatment of Select Bank Options. At the Effective Time, NCBC shall assume each option to purchase Select Common Stock granted and outstanding under the Amended and Restated 2005 Select Bancorp, Inc. Incentive Stock Option Plan, the Amended and Restated 2005 Select Bancorp, Inc. Nonstatutory Stock Option Plan, and the 2008 Select Bancorp, Inc. Omnibus Stock Ownership and Long Term Incentive Plan (collectively, the “Select Option Plans”), whether or not then exercisable, in accordance with the terms of the Select Option Plans and the stock option agreement by which it is evidenced, except that from and after the Effective Time with respect to each such plan or agreement: (i) Surviving Parent shall be substituted for Select; (ii) the Compensation Committee of the Board of Directors of the Surviving Parent shall be substituted for the committee of the Board of Directors of Select administering the Select Option Plans; (iii) each stock option granted and outstanding under the Select Option Plans may be exercised solely for shares of NCBC Common Stock; (iv) the number of shares of NCBC Common Stock subject to each such stock option shall be the number of whole shares of NCBC Common Stock (omitting any fractional share) determined by multiplying the number of shares of Select Common Stock subject to such stock option immediately prior to the Effective Time by 1.8264 (subject to any adjustment under Section 1.6(b)); and (v) the per share exercise price under each such stock option shall be adjusted by dividing the per share exercise price under each such stock option by 1.8264 (subject to any adjustment under Section 1.6(b)) and rounding up to the nearest cent. In addition, each stock option which is an “incentive stock option” under the Select Option Plans shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. NCBC shall take all necessary steps to effectuate the foregoing provisions of this Section 1.9, including appropriate amendments to the Select Option Plans if necessary.

1.10 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wyrick Robbins Yates & Ponton LLP in Raleigh, North Carolina, or at such other place as NCBC shall designate, on a date mutually agreeable to Select and NCBC (the “Closing Date”) as soon as practicable after the expiration of any and all required waiting periods following the effective date of all required approvals of the Mergers by the Federal Deposit Insurance Corporation (“FDIC”), the North Carolina Commissioner of Banks (the “Commissioner”), the North Carolina Banking Commission, the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank acting under delegated authority, the “Federal Reserve”) and any other governmental and regulatory authorities. At the Closing, the Parties shall take such actions (including the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required herein and as otherwise shall be required by law to consummate the Parent Merger and the Bank Merger and to cause each to become effective.

1.11 Effective Time. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Parent Merger shall become effective on the date and at the time (the “Effective Time”) on which Articles of Merger therefor, executed in accordance with applicable law, shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in such Articles of Merger as the effective time of the Parent Merger). The Effective Time shall be as soon as practicable following the Closing Date. For purposes of this Agreement, a “Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banks located in North Carolina shall be authorized or required by law to close.

The Bank Merger shall become effective on the date and at the time on which Articles of Merger therefor, executed in accordance with applicable law, shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in such Articles of Merger as the effective time of the Bank Merger).

1.12 Further Assurances. If at any time after the Effective Time, NCBC shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Parent or the Surviving Bank, the title to any property or rights of Select and/or Select Bank acquired or to be acquired by reason of, or as a result of, the Mergers, the Surviving Parent or the Surviving Bank, as appropriate, and their respective officers and directors shall be entitled to execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in NCBC or NCBC Bank, as applicable, and otherwise to carry out the purpose of this Agreement, and the officers and directors of the Surviving Parent and the Surviving Bank, as applicable, shall be fully authorized and hereby directed in the name of Select and/or Select Bank or otherwise to take any and all such actions.

1.13 Income Tax Treatment. It is intended by the Parties that the Parent Merger and the Bank Merger each constitute a “reorganization” within the meaning of Section 368(a) of the Code. Each of the Parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the regulations promulgated by the United States Department of the Treasury pursuant to the Code (“Treasury Regulations”). All of the Parties hereto agree to (i) cooperate in order to qualify each of the Mergers as a nontaxable reorganization under Section 368(a) of the Code, (ii) not take any action (other than as contemplated by this Agreement) that could reasonably be expected to cause either of the Mergers to fail to so qualify, and (iii) report the Mergers for federal, state and local income tax purposes in a manner consistent with such characterization.

ARTICLE II. REPRESENTATIONS AND WARRANTIES

OF SELECT AND SELECT BANK

Except as otherwise specifically provided herein or as “Previously Disclosed” to NCBC and NCBC Bank, Select and Select Bank hereby jointly and severally make the following representations and warranties to NCBC and NCBC Bank as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date). For purposes of this Article II, “Previously Disclosed” shall mean, as to Select and Select Bank, the disclosure of information in a letter delivered by Select and Select Bank to NCBC and NCBC Bank specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

2.1 Corporate Organization, Capacity and Authority.

(a) Organization.

(i) Select is a corporation duly incorporated and validly existing under the laws of the State of North Carolina. Select is registered as a bank holding company under the Bank Holding Company Act of 1956. Select has no direct or indirect subsidiaries other than Select Bank, and is not itself engaged in any banking, lending or other business or operations.

(ii) Select Bank is a banking corporation duly organized and incorporated and validly existing under the laws of the State of North Carolina. The deposit accounts of Select Bank are insured up to applicable limits by the FDIC. Except as Previously Disclosed, Select Bank has no direct or indirect subsidiaries.

(b) Power and Authority. Select and Select Bank each has all requisite power and authority to own, lease and operate its respective properties and to carry on its respective business as it is now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, and is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder.

(c) Constituent Documents. Each of Select and Select Bank has previously delivered to NCBC and NCBC Bank true, accurate and complete copies of its currently effective charter and bylaws or equivalent organizational documents, including all amendments thereto.

2.2 Capital Stock.

(a) The authorized capital stock of Select consists of 10,000,000 shares of common stock, $1.00 par value per share, of which 2,393,261 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock, no par value, of which 7,645 shares have been designated and issued as Senior Non-Cumulative Perpetual Preferred Stock, Series A. Other than the Select Common Stock and the Select Preferred Stock, Select has no outstanding equity securities or class of capital stock. Each outstanding share of Select Common Stock and Select Preferred Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder or other third party.

(b) The authorized capital stock of Select Bank consists of 10,000,000 shares of common stock, $5.00 par value per share, of which 1,867,914 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of preferred stock, of which there are no shares issued and outstanding. Select owns all of the issued and outstanding shares of Select Bank Common Stock. Other than the Select Bank Common Stock, Select Bank has no outstanding equity securities or class of capital stock. Each outstanding share of Select Bank Common Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder or other third party.

2.3 Principal Shareholders. Select has Previously Disclosed to NCBC the name of, and number of shares of Select Common Stock beneficially owned by each of the shareholders of Select Common Stock, including the name of, and number of shares of Select Common Stock beneficially owned by, each of the directors and officers of Select and of Select Bank. Except as Previously Disclosed, there are no persons or entities that beneficially own or control the power to vote, directly or indirectly, more than five percent (5%) of the outstanding shares of Select Common Stock. The Secretary of the United States Treasury is the registered owner of all outstanding shares of the Select Preferred Stock. Select Bank is the wholly-owned subsidiary of Select and no other person owns, directly or indirectly, any equity interest in Select Bank.

2.4 Convertible Securities and Options. Except as Previously Disclosed, neither Select nor Select Bank has any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Select Common Stock, Select Preferred Stock, Select Bank Common Stock, or any other securities of Select or Select Bank, (ii) options, warrants, rights, calls or other commitments of any nature which entitle, or could entitle, any person to receive or acquire any shares of Select Common Stock, Select

Preferred Stock, Select Bank Common Stock, or any other securities of Select or Select Bank, or (iii) plan, agreement or other arrangement pursuant to which shares of Select Common Stock, Select Preferred Stock, Select Bank Common Stock, or any other securities of Select or Select Bank or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

2.5 Authorization and Validity of Agreement and Plans of Merger. This Agreement, the Plan of Merger and the Plan of Bank Merger have been duly and validly approved by Select’s board of directors, and this Agreement and the Plan of Bank Merger have been duly and validly approved by Select Bank’s board of directors. Subject only to approval of the Plan of Merger by the shareholders of Select, (i) Select and Select Bank each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize each of Select and Select Bank to enter into this Agreement and to perform its obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of Select and Select Bank enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions, and (D) the orderly liquidation provisions of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

2.6 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of Select’s shareholders and of applicable governmental and regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Select or Select Bank with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the charter or bylaws or the equivalent organizational documents of Select or Select Bank, or any material contract, agreement, lease, mortgage, note, bond, indenture, license or obligation to which Select or Select Bank is a party or bound or by which it or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the material properties or assets of Select or Select Bank; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Select or Select Bank; or (v) interfere with or otherwise adversely affect the ability of Select or Select Bank to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of the Surviving Parent or the Surviving Bank, respectively, to carry on such business after the Effective Time. No consents, approvals or waivers are required to be obtained from any person or entity in connection with Select’s or Select Bank’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Select’s shareholders as described in Section 7.1(a) below and of governmental and regulatory authorities as described in Section 7.1(b) below and approvals previously obtained.

2.7 Books and Records. The books of account of Select and of Select Bank have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects Select’s and Select Bank’s items of income and expense and all of their respective assets, liabilities and shareholders’ equity. The minute books of Select and of Select Bank accurately reflect in all material respects the corporate actions which their respective shareholders and boards of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been made available to NCBC, NCBC Bank and their representatives.

2.8 Regulatory Reports.

(a) Since its date of incorporation, Select Bank has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the Commissioner, and (iii) any other governmental and regulatory authorities having jurisdiction over Select Bank. All such reports, registrations, statements and amendments filed by Select Bank with the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the “Select Bank Reports.” As of their respective dates, the Select Bank Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and Select Bank has not been notified that any such Select Bank Reports were deficient as to form or content. Following the date of this Agreement, Select Bank shall deliver to NCBC Bank, simultaneously with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by Select Bank, with the FDIC, the Commissioner or any other such regulatory authority.

(b) Since its date of incorporation, Select has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the Federal Reserve and any other governmental or regulatory authorities having jurisdiction over Select. All such reports, registrations, statements and amendments filed by Select with such regulatory authorities are collectively referred to herein as the “Select Reports.” As of their respective dates, the Select Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and, except as Previously Disclosed, Select has not been notified that any such Select Reports were deficient as to form or content. Following the date of this Agreement, Select shall deliver to NCBC, simultaneously with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by Select with any such regulatory authority.

2.9 Financial Statements. Each of Select and Select Bank has made available to NCBC and NCBC Bank or their representatives the following financial statements (collectively, the “Select Financial Statements”): its balance sheets and its statements of operations, changes in shareholders’ equity, and cash flows as of and for the three-month and six-month periods ended June 30, 2013 and for the years ended December 31, 2012 and 2011, together with notes thereto. Following the date of this Agreement, Select and Select Bank promptly will deliver to NCBC and NCBC Bank all other annual or interim financial statements prepared by or for Select and Select Bank. The Select Financial Statements (including any related notes and schedules thereto) have been prepared in all material respects in accordance with accounting principles generally accepted in the United States (“GAAP”) or regulatory accounting principles, whichever is applicable, and have been, are being and will be maintained in all material respects in accordance with Select’s and Select Bank’s books and records, respectively, and present fairly Select’s and Select Bank’s financial condition, assets and liabilities and results of operations and cash flows as of the dates indicated and for the periods specified therein, subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

2.10 Tax Returns and Other Tax Matters.

(a) For purposes of this Agreement, (i) “Tax” or “Taxes” shall mean all material federal, state, local, foreign, provincial, territorial or other taxes, imports, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, profits taxes, franchise taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers’ compensation, unemployment, payroll and franchises imposed by or under any law (meaning all laws, statutes, ordinances and regulations of any governmental authority including all decisions of any court having the effect of law), and any other taxes, duties or assessments, together with all interest, penalties and additions imposed with respect to such amounts; (ii) “Tax Returns” shall mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with or by any Taxing Authority (as defined below) with respect to any Tax, or where none is required to be filed with or by a Taxing Authority, the statement or other document issued by the applicable Taxing Authority in connection with any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax; and (iii) “Taxing Authority” shall mean any domestic, foreign, federal, national, provincial, state, county or municipal or other local government or court, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(b) Except as Previously Disclosed, (i) each of Select and Select Bank has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local Tax Returns that are required by law to have been filed, and all such Tax Returns were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all Taxes that have become due from or been assessed or levied against Select and Select Bank, or their respective properties, have been fully paid or, if not yet due, a reserve or accrual which is adequate in all material respects for the payment of all such Taxes to be paid and the obligation for such unpaid Taxes is reflected on the Select

Financial Statements; (iii) neither the income Tax Returns of Select nor Select Bank has been subject to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue (the “NCDOR”) since its incorporation, no other types of Tax Returns of Select or Select Bank have been the subject of any audit by the IRS or NCDOR within the last five (5) years, and neither Select nor Select Bank (A) has received any indication of the pendency of any audit or examination in connection with any Tax Returns with respect to which any applicable statute of limitation has not expired or (B) has any Knowledge that, with the passage of time, any such Tax Return could be subject to adjustment; and (iv) neither Select nor Select Bank has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any Tax. No claim has ever been made by a Taxing Authority in a jurisdiction where Select or Select Bank does not file tax returns that Select or Select Bank is or may be subject to taxation by that jurisdiction. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of Select or Select Bank.

(c) Each of Select and Select Bank has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(d) Neither Select nor Select Bank is a party to or is bound by any Tax-sharing, Tax-allocation or Tax-indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between Select and Select Bank). Within the past five (5) years, neither Select nor any subsidiary thereof has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Select nor any subsidiary thereof has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations. Select and Select Bank have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(e) Neither Select nor Select Bank is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS, and no pending request for permission to change any accounting method has been submitted by Select or Select Bank. Neither Select nor Select Bank will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or before the day of the Effective Time; (ii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) installment sale or open transaction disposition made on or prior to the day of the Effective Time; or (iv) prepaid amount received on or prior to the day of the Effective Time. Neither Select nor Select Bank has made an election under Section 108(i) of the Code with respect to income from the discharge of indebtedness.

(f) Neither Select nor Select Bank has made any payments or has been or is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount for which all or any part of a deduction would be disallowed by reason of Sections 162(m) or 280G of the Code or that would be subject to withholding under Sections 409A, 457A or 4999 of the Code (whether directly under such Section or pursuant to Code Section 3401)

Each of Select and Select Bank has not been, and as of the day of the Effective Time will not have been, a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

2.11 Absence of Material Adverse Effects or Certain Other Events. Except as Previously Disclosed:

(a) Each of Select and Select Bank has conducted its business only in the ordinary course, and, since December 31, 2012, there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, might or could cause, create or result in a Material Adverse Effect, on Select or Select Bank.

(b) Since December 31, 2012, neither Select nor Select Bank has incurred any material liability or engaged in any material transaction or entered into any material agreement, suffered any loss, destruction or damage to any of its respective properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease, outside the ordinary course of its business.

(c) Each of Select and Select Bank has Previously Disclosed to NCBC and NCBC Bank any and all “Raises” approved or effected since March 31, 2013. “Raises” shall be defined to include any bonus and any increase in the salary, compensation or general benefits, payable to any director, officer or employee of Select or of Select Bank.

2.12 Absence of Undisclosed Liabilities. Neither Select nor Select Bank has any liabilities or obligations, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including Tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (a) those reflected in the Select Financial Statements, or (b) obligations or liabilities incurred in the ordinary course of its business since December 31, 2012 and which are not, individually or in the aggregate, material to Select or Select Bank. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other material liabilities of Select or Select Bank.

2.13 Litigation and Compliance with Law. Except as Previously Disclosed:

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the Knowledge of Select or Select Bank, any facts or circumstances which reasonably could result in such), including any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the Knowledge of Select or Select Bank, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Select or Select Bank, or any of its properties, assets, employees or directors, which, if determined adversely, could result in liability on the part of Select or Select Bank for, or subject Select or Select Bank to, monetary damages, fines or penalties or an injunction, or which, to the Knowledge of Select or Select Bank, could subject any of Select’s directors or officers or any of Select Bank’s directors, officers or employees to monetary damages, fines or penalties, or criminal liability. Without limiting the foregoing, to the Knowledge of Select and Select Bank, no director, officer or employee of Select or Select Bank has made any payment, directly or indirectly, to any person in violation of applicable procurement laws, including (but not limited to) laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

(b) Select and Select Bank each has all licenses, permits, orders, authorizations and approvals (“Permits”) of applicable federal, state, local and foreign governmental or regulatory bodies that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. All such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the Knowledge of Select or Select Bank, threatened or probable of assertion, to suspend, cancel, revoke or limit any Permit.

(c) Neither Select nor Select Bank (i) is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including the Commissioner, the Federal Reserve or the FDIC) or (ii) has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory or other governmental authority (including the Commissioner, the Federal Reserve or the FDIC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise. There are no judgments, orders, stipulations, injunctions, decrees or awards against Select or Select Bank that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of Select or Select Bank; and neither Select nor Select Bank has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award or the adoption of any such policies, procedures or board resolutions.

(d) Neither Select nor Select Bank is in violation or default under, and each of Select and Select Bank is in material compliance with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions and decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including all provisions of North Carolina law relating to usury, consumer protection and all other laws and regulations applicable to extensions of credit), and, to the Knowledge of Select and Select Bank, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

2.14 Real Properties. Select does not own or lease any real property and has not previously owned or leased any real property. Select Bank has Previously Disclosed to NCBC Bank a list of all real property owned by Select Bank or Select Real Estate Holdings, LLC (the “Owned Real Property”), or leased by Select Bank or Select Real Estate Holdings, LLC (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), and all leases and ancillary documents pertaining to the Leased Real Property (the “Real Property Leases” and each a “Real Property Lease”), as well as a list of all real property previously owned or leased by Select Bank or Select Real Estate Holdings, LLC (the “Previous Real Property”).

With respect to all Real Property, Select Bank or Select Real Estate Holdings, LLC, has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current Taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially and adversely affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (x) such lease is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), (y) there currently exists no circumstance or condition which constitutes an event of default by Select Bank (as lessor or lessee) or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (z) subject to any required consent of Select Bank’s lessor, each such Real Property Lease may be assigned to NCBC Bank at Closing without penalty or premium, and the execution and delivery of this Agreement does not constitute an event of default thereunder. The Owned Real Property and, to the Knowledge of Select Bank, the Leased Real Property, comply with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use. All improvements and fixtures included in or on the Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially adversely affects the economic value thereof or materially adversely interferes (or will interfere after the Mergers) with the contemplated use thereof.

2.15 Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on the books and records of Select Bank (i) have resulted from bona fide business transactions in the ordinary course of operations of Select Bank, (ii) were made, in all material respects, in accordance with the standard loan policies and procedures of Select Bank, and (iii) are owned by Select Bank free and clear in all material respects of any liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All of the records of Select Bank regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any real or personal property or property rights (“Loan Collateral”), such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan. Select Bank has not engaged in any form of indirect lending and no such indirect loans are outstanding.

(c) To the Knowledge of Select Bank, each loan reflected as an asset on the books of Select Bank and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

(d) Select Bank has previously delivered to NCBC Bank (i) a written listing of each loan, extension of credit or other asset of Select Bank which, as of June 30, 2013, was classified (on the books and records of Select Bank or otherwise) as “Loss”, “Doubtful”, “Substandard” or “Special Mention” (or otherwise by words of similar import), or which it has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectability or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit that, as of June 30, 2013, was past due as to the payment of principal or interest or both, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete in all material respects as of the date indicated.

(e) As of June 30, 2013, December 31, 2012 and December 31, 2011, Select Bank’s reserve for possible loan losses (the “Select Bank Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Commissioner and, in the best judgment of management of Select Bank, is appropriate in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio.

(f) To the Knowledge of Select Bank, each of the loans carried on Select Bank’s books and records (with the exception of those loans Previously Disclosed to NCBC Bank pursuant to subparagraph (d) of this Section 2.15) is collectible in the ordinary course of Select Bank’s business in an amount which is not less than the amount at which it is carried on Select Bank’s books and records.

2.16 Securities Portfolio and Investments. Select owns no securities except for the common stock of Select Bank. Except as Previously Disclosed, all securities owned by Select Bank (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Select Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Select or Select Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” to which Select Bank has “purchased” securities under agreement to resell, Select Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2012, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Select Bank’s securities portfolio as a whole.

2.17 Personal Property and Other Assets. Select does not own or lease any tangible personal property. Select Bank has Previously Disclosed to NCBC Bank a list of all tangible personal property (including all banking equipment, data processing equipment, vehicles, and all other tangible personal property located in any office of or used by Select Bank and material to the operation of its business) owned by Select Bank (the “Owned Tangible Property”) or leased by Select Bank (the “Leased Tangible Property” and together with the Owned Tangible Property, the “Tangible Personal Property”) and all leases and ancillary documents pertaining to the Leased Tangible Property (the “Tangible Property Leases”). With respect to all Tangible Personal Property, Select Bank has good and marketable title to, or a valid and subsisting lease of, such Tangible Personal Property. Except as Previously Disclosed, all Owned Tangible Property of Select Bank is free and clear of all liens, encumbrances, leases, title defects or exceptions to title. With respect to each Tangible Property Lease (x) such lease is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), (y) there currently exists no circumstance or condition which constitutes an event of default by Select Bank (as lessee) or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (z) subject to any required consent of Select Bank’s lessor, each such Tangible Property Lease may be assigned to NCBC Bank without penalty or premium, and the execution and delivery of this Agreement does not constitute an event of default thereunder. All Tangible Personal Property is in good operating condition and repair, ordinary wear and tear excepted.

2.18 Patents and Trademarks.

(a) Select and Select Bank each owns, possesses or has the right to use all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted (collectively, “Intellectual Property”), all of which rights shall survive unchanged immediately following the consummation of the transactions contemplated by this Agreement.

(b) Select and Select Bank have Previously Disclosed to NCBC and NCBC Bank a list of all Intellectual Property owned (the “Owned Intellectual Property”) or licensed (the “Licensed Intellectual Property”) thereby, and all licenses and ancillary documents pertaining to the Licensed Intellectual Property (the “IP Licenses”). All Owned Intellectual Property of Select and of Select Bank is owned thereby free and clear of all liens, encumbrances, licenses, title defects or exceptions to title. Select and Select Bank each has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, its Owned Intellectual Property. Select and Select Bank each has valid licenses to use the Licensed Intellectual Property in connection with the operation of its business as now conducted.

(c) Each item of the Owned Intellectual Property is currently in material compliance with any and all formal legal requirements necessary to maintain the validity and enforceability thereof. There is no action pending, asserted or, to the Knowledge of Select and Select Bank, threatened contesting or challenging the ownership of, or any Select and Select Bank’s right to use, any Intellectual Property. Neither the operation by Select and Select Bank of its business as now conducted nor the use of the Intellectual Property by Select or Select Bank infringes or misappropriates, in any material respect, the intellectual property rights of any third person. To the Knowledge of Select and Select Bank, no third party is engaging, or has engaged, in any activity that infringes or misappropriates, in any material respect, any Intellectual Property. With respect to each IP License (x) such license is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), (y) there currently exists no circumstance or condition which constitutes an event of default by Select or Select Bank (as licensee) or which, with the passage of time or the giving of required notices will or could constitute such an event of default, (z) subject to any required consent of Select’s and Select Bank’s licensors, all of the Intellectual Property and the IP Licenses may be assigned to NCBC and NCBC Bank at Closing without penalty or premium, and (zz) the execution and delivery of this Agreement does not constitute an event of default under any IP License.

(d) Select and Select Bank each owns, possesses or has the right to use any and all software, applications and code currently installed or otherwise in use on any computer hardware of Select and Select Bank, respectively, or otherwise used by Select or Select Bank in the conduct of its business. To the knowledge of Select and Select Bank, the computer hardware and software used by Select and Select Bank in the conduct of its business (“IT Assets”) are adequate for, and operate and perform as required in connection with, the operation of the business. To the knowledge of Select and Select Bank, no third party has gained unauthorized access to any IT Assets. Consummation of the transactions contemplated by this Agreement will not result in NCBC or NCBC Bank or any of their affiliates being (x) bound by, or subject to, any non-compete obligation, covenant not to sue, or other restriction on the operation or scope of their business, or (y) obligated to pay any royalties, honoraria, fees or other payments to any third party in excess of those payable by Select and Select Bank prior to the Closing or payable pursuant to any assumed contract.

(e) Select and Select Bank have not utilized any intellectual property owned by any of their employees (or people it currently intends to hire, if any) made prior to their employment by Select and Select Bank except as has been validly assigned to Select and Select Bank.

2.19 Environmental Matters.

(a) Select Bank has Previously Disclosed to NCBC Bank copies of all written reports, correspondence, notices or other materials, if any, in its possession pertaining to: (i) environmental surveys or assessments of the Real Property, the Previous Real Property, or any of its Loan Collateral and any improvements thereon; or (ii) any violation of “Environmental Laws” (as defined in Section 2.19(f) below) on, affecting or otherwise involving the Real Property, the Previous Real Property, or any Loan Collateral.

(b) Except as Previously Disclosed, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any “Hazardous Substances” (as defined in Section 2.19(g) below) by any person prior to the date hereof on, from or relating to the Owned Real Property or, to the Knowledge of Select or Select Bank, the Leased Real Property or any Loan Collateral, which constitutes a violation of any Environmental Laws.

(c) Select and Select Bank have complied in all material respects with all applicable Environmental Laws, permits or other requirements relating to health, safety or the environment or imposing liability, responsibility or standards of conduct applicable to environmental conditions, and, to the Knowledge of Select and Select Bank, there has been no violation of any Environmental Laws (as defined below) (including, to the Knowledge of Select Bank, any violation with respect to or relating to any Loan Collateral) by any other person or entity for whose liability or obligation with respect to any particular matter or violation Select or Select Bank is or may be responsible or liable.

(d) Neither Select nor Select Bank is subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or the Previous Real Property or, to the Knowledge of Select Bank, any Loan Collateral by any person or entity, and to the Knowledge of Select Bank, no such claims, demands, causes of action, suits or proceedings are threatened or probable of assertion.

(e) No facts, events or conditions relating to the Real Property or the Previous Real Property or, to the Knowledge of Select Bank, any Loan Collateral, or the operations of Select or Select Bank, will prevent, hinder or limit continued compliance with Environmental Laws in any material respect, or will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(f) For purposes of this Agreement, “Environmental Laws” shall include:

(i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

(ii) all contractual agreements, and

(iii) all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any Hazardous Substances (including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any “Superfund” or “Superlien” law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now, or at any time prior to the Effective Time, be defined or in effect.

(g) For purposes of this Agreement, “Hazardous Substances” shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, additives, or constituents (including, but not limited to, crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, MTBE and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls (“PCBs”) or any material containing PCBs; radioactive materials; biological micro-organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as “sick building syndrome,” “building-related illness” or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time prior to the Effective Time may be defined or in effect.

2.20 Brokerage or Finders’ Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by Select and Select Bank or their representative, Smith Capital, Inc., Charlotte, North Carolina, directly with NCBC and NCBC Bank or their representatives, and no person or firm other than Smith Capital, Inc., has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Select or Select Bank or their respective boards of directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

2.21 Material Contracts.

(a) Except as Previously Disclosed, neither Select nor Select Bank is a party to or bound by any agreement (other than, with respect to Select Bank, loans, letters of credit, lines of credit, loan commitments and the like, extended or made in the ordinary course of its business) (i) involving money or other property in an amount or with a value in excess of $75,000, (ii) which calls for the provision of goods or services to Select Bank and cannot be terminated without material penalty upon written notice to the other party thereto, (iii) which is material to Select and/or Select Bank and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (v) extending any loan or credit, (vi) which involves the purchase or sale of any material assets, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities, of Select or Select Bank, (vii) which involves the purchase or sale of any material assets of any third person, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of any third person,or (viii) with any director, officer or principal shareholder of Select or Select Bank (including any consulting agreement, but not including any employee agreement Previously Disclosed with respect to Section 2.22, or any agreement relating to loans or other banking services which were made in the ordinary course of its business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

(b) Neither Select nor Select Bank is in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits.

2.22 Employment Matters; Employee Relations. Select has no employees other than its executive officers Previously Disclosed to NCBC. Except as Previously Disclosed:

(a) Each of Select and Select Bank (i) has paid in full to or accrued on behalf of all its respective directors, officers, employees and contractors all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered or performed by them to the date of this Agreement and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, (ii) have withheld and reported all amounts required by law or by agreement to be withheld and reported from the wages, salaries and other payments to employees; (iii) are in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions of employment, non-discrimination, non-harassment, family and medical leave and wages and hours and other compensation matters; (iv) are in material compliance with all laws regarding the classification of employees as exempt or nonexempt and as employees or independent contractors; and (v) no person or governmental authority has asserted that Select or Select Bank is liable in any amount for any arrearages in wages, benefits or employment Taxes or for any penalties for failure to comply with any of the foregoing, no such claim or charge is pending and to the Knowledge of Select and Select Bank, no such assertion, claim or charge is threatened or probable.

(b) There is no action, suit or proceeding by any person pending or, to the Knowledge of Select or Select Bank, threatened against Select or Select Bank (or its employees), involving employment discrimination, harassment, wrongful discharge or similar claims. Except as Previously Disclosed, all employees of Select and Select Bank are employed “at will,” and may be terminated at any time for any reason without further obligation by Select or Select Bank. Neither Select nor Select Bank has incurred any obligation or liability under the Worker Adjustment and Retraining Notification (“WARN”) Act or any similar state or local law.

(c) Select Bank is not a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or, to the Knowledge of Select Bank, threatened labor dispute, work stoppage, lock-out or strike involving Select Bank, or any of its employees, or any pending or, to the Knowledge of Select Bank, threatened proceeding in which it is asserted that Select Bank has committed an unfair labor practice. Select Bank is not aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

(d) No director, officer, employee or other service provider is or will be entitled to a gross-up, make-whole or other payment as a result of the imposition of Taxes under Sections 280G, 409A, 457A or 4999 of the Code pursuant to any agreement or arrangement with Select or Select Bank.

2.23 Compensation. Each of Select and Select Bank has Previously Disclosed the name and current salary or wage rate for each present director, officer and employee thereof.

2.24 Employment Agreements; Employee Benefit Plans.

(a) Select and Select Bank have each Previously Disclosed to NCBC and NCBC Bank a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, and stock option plans and agreements; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Select or Select Bank for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “Select Plans”). True and complete copies of all Select Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to NCBC and NCBC Bank. Except as Previously Disclosed to NCBC and NCBC Bank, neither Select nor Select Bank maintains, sponsors, contributes to or otherwise participates in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multiemployer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each Select Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS (or relies on an opinion or notification letter issued by the Internal Revenue Service with respect to a prototype plan adopted by Select Bank), and neither Select nor Select Bank is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable letter. All reports and returns with respect to the Select Plans (and any Select Plans previously maintained by Select or Select Bank) required to be filed with any governmental department, agency, service or other authority, including Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

(b) All “Employee Benefit Plans” maintained by or otherwise covering current and former officers and/or employees of Select or Select Bank currently are, and at all times have been, in compliance with all provisions and requirements of ERISA. There is no pending or, to the Knowledge of Select and Select Bank, threatened litigation relating to any Select Plan or any such Select Plan previously maintained by Select or Select Bank. Neither Select nor Select Bank has engaged in a transaction with respect to any Select Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Select and Select Bank has each Previously Disclosed to NCBC and NCBC Bank a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the “Select Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Select Retirement Plans, the most recent IRS determination, opinion, or notification letters regarding the Select Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Select Retirement Plans. There are no issues relating to said qualification or exemption of the Select Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. There are no disputes or unresolved disagreements with respect to the Select Retirement Plans or the administration thereof currently existing between Select or Select Bank, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former officer or employee of Select or Select Bank, or beneficiary of any such employee or any other person or entity. No “reportable event” within the meaning of Section 4043(c) of ERISA has occurred at any time with respect to the Select Retirement Plans.

(d) No material liability under Title IV of ERISA has been or is expected to be incurred by Select or Select Bank, or any company that is aggregated with Select or Select Bank in determining liability under Title IV of ERISA or that is in a controlled group or affiliated service group (as those terms are defined in Sections 414(b), 414(c), or 414(m) of the Code) (together “ERISA Affiliates”) with Select or Select Bank, with respect to the Select Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Select or Select Bank. Neither Select nor Select Bank presently contributes to a “Multiemployer Plan” or has ever contributed to such a plan. All contributions required to be made pursuant to the terms of each of the Select Plans (including without limitation the Select Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by Select or Select Bank) have been timely made. Neither the Select Retirement Plans nor any other “pension plan” maintained by Select or Select Bank have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Select nor Select Bank has provided, nor is it required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Select Retirement Plans and any other “pension plan” maintained by Select or Select Bank as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(e) There are no restrictions on the rights of Select or Select Bank to amend or terminate any Select Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as Previously Disclosed or as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

2.25 Insurance. Select has in effect policies of directors’ and officers’ liability, errors and omissions and other liability insurance as have been Previously Disclosed to NCBC (the “Select Parent Policies”). Select Bank has in effect a “financial institutions bond” and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to NCBC Bank (the “Select Bank Policies,” and together with the Select Parent Policies, the “Select

Policies”). The Select Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of Select and Select Bank, the insurance coverage provided under the Select Policies is reasonable and adequate in all respects therefor. Each of the Select Policies is in full force and effect and is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina. There are no material inaccuracies in any application by Select or Select Bank for any Select Policy, and Select and Select Bank each has taken all requisite actions (including the giving of required notices) under their respective Select Policies to preserve all rights thereunder with respect to all matters. Neither Select nor Select Bank is in default under the provisions of, nor has Select or Select Bank received notice of cancellation or nonrenewal of, or any premium increase on any Select Policy, nor has Select or Select Bank failed to pay any of its premiums therefor. There are no pending claims under any Select Policy, and neither Select nor Select Bank has any Knowledge of any fact, or of the occurrence of any event, that would be reasonably likely to result in any such claim.

2.26 Deposit Insurance. Select Bank is an “insured bank” as defined in Section 3 of the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in Select Bank are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from Select Bank to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Knowledge of Select Bank, are contemplated by the FDIC or otherwise to terminate such insurance.

2.27 Disclosure. No written statement, certificate, schedule, list or other written information furnished by or on behalf of Select or Select Bank at any time to NCBC or NCBC Bank in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by Select or Select Bank to NCBC or NCBC Bank is a true and complete copy of such document, unmodified except by another document delivered by Select or Select Bank.

2.28 Securitizations. Neither Select nor Select Bank is a party to any agreement securitizing any of its assets.

2.29 Reorganization; Approvals. As of the date of this Agreement, neither Select nor Select Bank (a) is aware of any fact or circumstance that could reasonably be expected to prevent each of the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (b) has taken or agreed to take any action that would prevent, or would be reasonably likely to prevent, either of the Mergers from qualifying as a reorganization under Section 368(a) of the Code and (c) knows of any reason why all regulatory approvals from any governmental entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

ARTICLE III. REPRESENTATIONS AND WARRANTIES

OF NCBC AND NCBC BANK

Except as otherwise specifically described herein or as “Previously Disclosed” to Select and Select Bank, NCBC and NCBC Bank hereby jointly and severally make the following representations and warranties to Select and Select Bank as of the date hereof and as of the Closing Date. For purposes of this Article III, “Previously Disclosed” shall mean, as to NCBC and NCBC Bank, the disclosure of information in a letter delivered by NCBC and NCBC Bank to Select and Select Bank specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

3.1 Corporate Organization, Capacity and Authority.

(a) Organization.

(i) NCBC is a corporation duly organized and incorporated and validly existing under the laws of the State of North Carolina. NCBC is registered as a bank holding company under the Bank Holding Company Act of 1956. NCBC has no direct or indirect subsidiaries other than NCBC Bank and New Century Statutory Trust I, an unconsolidated financing subsidiary organized as a Delaware statutory trust. NCBC is not itself engaged in any banking, lending or other business or operations.

(ii) NCBC Bank is a banking corporation duly organized and incorporated and validly existing under the laws of the State of North Carolina with its deposits insured up to applicable limits by the FDIC. NCBC Bank has no direct or indirect subsidiaries.

(b) Power and Authority. NCBC and NCBC Bank each has all requisite power and authority to own, lease and operate its respective properties and conduct its respective business as now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal, state law or local law or any rule or regulation promulgated thereunder.

(c) Constituent Documents. Each of NCBC and NCBC Bank has previously delivered to Select and Select Bank true, accurate and complete copies of its currently effective charter and bylaws or equivalent organizational documents, including all amendments and proposed amendments thereto.

3.2 Capital Stock.

(a) The authorized capital stock of NCBC consists of 25,000,000 shares of common stock, $1.00 par value per share, of which 6,921,352 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of preferred stock, no par value, of which there were no shares issued and outstanding as of the date hereof. Other than the NCBC Common Stock, NCBC has no outstanding equity securities or class of capital stock. Each outstanding share of NCBC Common Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder or other third party.

(b) The authorized capital stock of NCBC Bank consists of 10,000,000 shares of common stock, $5.00 par value per share, of which 2,310,788 shares are issued and outstanding as of the date hereof. NCBC owns all of the issued and outstanding shares of NCBC Bank Common Stock. Other than the NCBC Bank Common Stock, NCBC Bank has no outstanding equity securities or class of capital stock. Each outstanding share of NCBC Bank Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder or other third party.

3.3 Convertible Securities, Options, Etc. Except as Previously Disclosed, neither NCBC nor NCBC Bank has any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of NCBC Common Stock or NCBC Bank Common Stock or any other securities of NCBC or NCBC Bank, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of NCBC Common Stock or NCBC Bank Common Stock or any other securities of NCBC or NCBC Bank, or (iii) any plan, agreement or other arrangement pursuant to which shares of NCBC Common Stock, NCBC Bank Common Stock or any other securities of NCBC or NCBC Bank or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

3.4 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by the boards of directors of NCBC and NCBC Bank, the Plan of Merger has been duly and validly approved by NCBC’s board of directors, and the Plan of Bank Merger has been duly and validly approved by NCBC’s board of directors and NCBC Bank’s board of directors. Subject only to approval of the Plan of Merger by the shareholders of NCBC, (i) NCBC and NCBC Bank each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize NCBC and NCBC Bank to enter into this Agreement and to perform its respective obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of NCBC and NCBC Bank enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions, and (D) the orderly liquidation provisions of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act).

3.5 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of NCBC’s shareholders and of governmental and regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by NCBC or NCBC Bank with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the articles of incorporation or bylaws or the equivalent organizational documents of NCBC or NCBC Bank, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation to which NCBC or NCBC Bank is a party or bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the material properties or assets of NCBC or NCBC Bank; (iii) violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of NCBC or NCBC Bank; or (v) interfere with or otherwise adversely affect the ability of NCBC or NCBC Bank to carry on its business as presently conducted. No consents, approvals or waivers are required to be obtained from any governmental or regulatory authority in connection with NCBC or NCBC Bank’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of NCBC’s shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities described in Section 7.1(b) below and approvals previously obtained.

3.6 Books and Records. The books of account of NCBC and NCBC Bank have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects NCBC’s and NCBC Bank’s items of income and expense and all of their respective assets, liabilities and shareholders’ equity. The minute books of NCBC and of NCBC Bank accurately reflect in all material respects the corporate actions which its respective shareholders and boards of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Select and Select Bank and its representatives.

3.7 Regulatory Reports.

(a) Since its date of incorporation, NCBC Bank has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the Commissioner, and (iii) any other governmental and regulatory authorities having jurisdiction over NCBC Bank. All such reports, registrations, statements and amendments filed by NCBC Bank with the FDIC, the Commissioner and other such regulatory authority are collectively referred to herein as the “NCBC Bank Reports.” As of their respective dates, the NCBC Bank Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and NCBC Bank has not been notified that any such NCBC Bank Reports were deficient as to form or content. Following the date of this Agreement, NCBC Bank shall deliver to Select Bank, simultaneously with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by NCBC Bank, with the FDIC, the Commissioner or any other such regulatory authority.

(b) Since its date of incorporation, NCBC has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the Federal Reserve and any other governmental or regulatory authorities having jurisdiction over NCBC. All such reports, registrations, statements and amendments filed by NCBC with such regulatory authorities are collectively referred to herein as the “NCBC Reports.” As of their respective dates, the NCBC Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and, except as Previously Disclosed, Select has not been notified that any such NCBC Reports were deficient as to form or content. Following the date of this Agreement, NCBC shall deliver to Select, simultaneously with the filing thereof, a copy of each report, registration, statement or other regulatory filing made through Closing by NCBC with any such regulatory authority.

3.8 Exchange Act Reports; Financial Statements.

(a) Exchange Act Reports. NCBC has filed and made available to Select all forms, reports, and documents required to be filed thereby with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since its date of incorporation (the “Exchange Act Reports”). The Exchange Act Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, the Exchange Act and regulations promulgated thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Exchange Act Reports or necessary in order to make the statements in such Exchange Act Reports, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. Each of NCBC and NCBC Bank has made available to Select and Select Bank the following financial statements (collectively, the “NCBC Financial Statements”): its balance sheets and its statements of operations, changes in shareholders’ equity, and cash flows as of and for the three-month and six-month periods ended June 30, 2013 and for the years ended December 31, 2012 and 2011, together with notes thereto. Following the date of this Agreement and prior to the Closing, NCBC and NCBC Bank promptly will deliver to Select, simultaneously with the filing thereof with any governmental or regulatory authority having jurisdiction over NCBC or NCBC Bank, all other annual or interim financial statements prepared by or for NCBC and NCBC Bank. The NCBC Financial Statements (including any related notes and schedules thereto) have been prepared in all material respects in accordance with GAAP or regulatory accounting principles, whichever is applicable, and have been, are being and will be maintained in accordance with NCBC’s and NCBC Bank’s books and records and present fairly NCBC’s and NCBC Bank’s financial condition, assets and liabilities and results of operations and cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect.

3.9 Tax Returns and Other Tax Matters.

(a) Except as Previously Disclosed, (i) each of NCBC and NCBC Bank has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local Tax Returns that are required by law to have been filed, and all such Tax Returns were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all Taxes that have become due from or been assessed or levied against NCBC and NCBC Bank, or their respective properties, have been fully paid or, if not yet due, a reserve or accrual which is adequate in all material respects for the payment of all such Taxes to be paid and the obligation for such unpaid Taxes is reflected on the NCBC Financial Statements; (iii) neither the income Tax Returns of NCBC nor NCBC Bank has been subject to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue (the “NCDOR”) since its incorporation, no other types of Tax Returns of NCBC or NCBC Bank have been the subject of any audit by the IRS or NCDOR within the last five (5) years, and neither NCBC nor NCBC Bank (A) has received any indication of the pendency of any audit or examination in connection with any Tax Returns with respect to which any applicable statute of limitation has not expired or (B) has any Knowledge that, with the passage of time, any such Tax Return could be subject to adjustment; and (iv) neither NCBC nor NCBC Bank has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any Tax. No claim has ever been made by a Taxing Authority in a jurisdiction where NCBC or NCBC Bank does not file tax returns that NCBC or NCBC Bank is or may be subject to taxation by that jurisdiction. There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of NCBC or NCBC Bank.

(b) Each of NCBC and NCBC Bank has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Within the past five (5) years, neither NCBC nor any subsidiary thereof has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither NCBC nor any subsidiary thereof has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations. NCBC and NCBC Bank have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(d) Neither NCBC nor NCBC Bank is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS, and no pending request for permission to change any accounting method has been submitted by NCBC or NCBC Bank.

(e) Neither NCBC nor NCBC Bank has made any payments or has been or is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount for which all or any part of a deduction would be disallowed by reason of Sections 162(m) or 280G of the Code or that would be subject to withholding under Sections 409A, 457A or 4999 of the Code (whether directly under such Section or pursuant to Code Section 3401)

3.10 Absence of Material Adverse Effects. Each of NCBC and NCBC Bank has conducted its business only in the ordinary course, and, since December 31, 2012, there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, might or could cause, create or result in a Material Adverse Effect, on NCBC or NCBC Bank.

3.11 Absence of Undisclosed Liabilities. Neither NCBC nor NCBC Bank has any liabilities or obligations, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the NCBC Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2012 and which are not, individually or in the aggregate, material to NCBC or NCBC Bank, it being understood that this representation and warranty does not extend to the potential presence of any Hazardous Substance on the real property owned or operated by NCBC or NCBC Bank, which presence is not within the Knowledge of NCBC or NCBC Bank.

3.12 Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to Knowledge of NCBC or NCBC Bank, any facts or circumstances which reasonably could result in such), including any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the Knowledge of NCBC or NCBC Bank, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting NCBC or NCBC Bank, or any of their respective properties, assets, employees or directors which, if determined adversely, could result in material liability on the part of NCBC or NCBC Bank for, or subject NCBC or NCBC Bank to, monetary damages, fines or penalties or an injunction, or which, to the Knowledge of NCBC or NCBC Bank, could subject any of NCBC’s directors or officers or any of NCBC Bank’s directors, officers or employees to material monetary damages, fines or penalties or criminal liability. Without limiting the foregoing, to the Knowledge of NCBC and NCBC Bank, no director, officer or employee of NCBC or NCBC Bank has made any payment, directly or indirectly, to any person in violation of applicable procurement laws, including (but not limited to) laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments.

(b) NCBC and NCBC Bank each has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its business or to own, lease and operate its properties. All such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the Knowledge of NCBC or NCBC Bank, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) Neither NCBC nor NCBC Bank (i) is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including the Commissioner, the Federal Reserve or the FDIC) and (ii) except as Previously Disclosed, has adopted any policies, procedures or board resolutions at the request or suggestion of any regulatory or other governmental authority (including the Commissioner, the Federal Reserve or the FDIC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against NCBC or NCBC Bank that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of NCBC or NCBC Bank; and neither NCBC nor NCBC Bank has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award or the adoption of any such policies, procedures or board resolutions.

(d) Neither NCBC nor NCBC Bank is in violation or default under, and each of NCBC and NCBC Bank is in material compliance with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions and decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including all provisions of North Carolina law relating to usury, consumer protection and all other laws and regulations applicable to extensions of credit) and, to the Knowledge of NCBC and NCBC Bank, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

3.13 Brokerage or Finders’ Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by NCBC and NCBC Bank or their representative, Janney Montgomery Scott LLC, Philadelphia, Pennsylvania, directly with Select and Select Bank or their representatives, and no person or firm other than Janney Montgomery Scott LLC has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, NCBC or NCBC Bank or their respective boards of directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

3.14 Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on the books and records of NCBC Bank (i) have resulted from bona fide business transactions in the ordinary course of operations of NCBC Bank, (ii) were made, in all material respects, in accordance with the standard loan policies and procedures of NCBC Bank, and (iii) are owned by NCBC Bank free and clear in all material respects of any liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All of the records of NCBC Bank regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any Loan Collateral, such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan. NCBC Bank has not engaged in any form of indirect lending and no such indirect loans are outstanding.

(c) To the Knowledge of NCBC Bank, each loan reflected as an asset on the books of NCBC Bank and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

(d) As of June 30, 2013, December 31, 2012 and December 31, 2011, NCBC Bank’s reserve for possible loan losses (the “NCBC Bank Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Commissioner and, in the best judgment of management of NCBC Bank, is appropriate in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio.

(e) Except as Previously Disclosed to Select Bank, to the Knowledge of NCBC Bank, each of the loans carried on NCBC Bank’s books and records is collectible in the ordinary course of NCBC Bank’s business in an amount which is not less than the amount at which it is carried on such books and records.

3.15 Securities Portfolio and Investments. NCBC owns no securities except for the common stock of NCBC Bank. Except as Previously Disclosed, all securities owned by NCBC Bank (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of NCBC Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which NCBC or NCBC Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” to which NCBC Bank has “purchased” securities under agreement to resell, NCBC Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2012, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of NCBC Bank’s securities portfolio as a whole.

3.16 Employment Agreements; Employee Benefit Plans.

(a) NCBC and NCBC Bank have each Previously Disclosed to Select and Select Bank a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, and stock option plans and agreements; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by NCBC or NCBC Bank for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “NCBC Plans”). True and complete copies of all NCBC Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof, and all amendments thereto, previously have been supplied to Select and Select Bank. Except as Previously Disclosed to Select and Select Bank, neither NCBC nor NCBC Bank maintains, sponsors, contributes to or otherwise participates in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multiemployer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each NCBC Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code, has received or applied for a favorable determination letter from the IRS (or relies on an opinion or notification letter issued by the IRS with respect to a prototype plan adopted by NCBC Bank), and neither NCBC nor NCBC Bank is aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable letter. All reports and returns with respect to the NCBC Plans (and any NCBC Plans previously maintained by NCBC or NCBC Bank) required to be filed with any governmental department, agency, service or other authority, including Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

(b) All “Employee Benefit Plans” maintained by or otherwise covering current and former officers and/or employees of NCBC or NCBC Bank currently are, and at all times have been, in compliance with all provisions and requirements of ERISA. There is no pending or, to the Knowledge of NCBC and NCBC Bank, threatened litigation relating to any NCBC Plan or any such NCBC Plan previously maintained by NCBC or NCBC Bank. Neither NCBC nor NCBC Bank has engaged in a transaction with respect to any NCBC Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) NCBC and NCBC Bank has each Previously Disclosed to Select and Select Bank a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the “NCBC Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the NCBC Retirement Plans, the most recent IRS determination, opinion, or notification letters regarding the NCBC Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the NCBC Retirement Plans. There are no issues relating to said qualification or exemption of the NCBC Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. There are no disputes or unresolved disagreements with respect to the NCBC Retirement Plans or the administration thereof currently existing between NCBC or NCBC Bank, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of NCBC or NCBC Bank, or beneficiary of any such employee or any other person or entity. No “reportable event” within the meaning of Section 4043(c) of ERISA has occurred at any time with respect to the NCBC Retirement Plans.

(d) No material liability under Title IV of ERISA has been or is expected to be incurred by NCBC or NCBC Bank, or any ERISA Affiliate of NCBC or NCBC Bank, with respect to the NCBC Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by NCBC or NCBC Bank. Neither NCBC nor NCBC Bank presently contributes to a “Multiemployer Plan” or has ever contributed to such a plan. All contributions required to be made pursuant to the terms of each of the NCBC Plans (including without limitation the NCBC Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA, provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by NCBC or NCBC Bank have been timely made. Neither the NCBC Retirement Plans nor any other “pension plan” maintained by NCBC or NCBC Bank have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither NCBC nor NCBC Bank has provided, nor is it required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Retirement Plans and any other “pension plan” maintained by NCBC or NCBC Bank as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(e) There are no restrictions on the rights of NCBC or NCBC Bank to amend or terminate any NCBC Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

3.17 Disclosure. No written statement, certificate, schedule, list or written information furnished by or on behalf of NCBC or NCBC Bank at any time to Select or Select Bank in connection with this Agreement (including without limitation the statements contained herein), when considered as a whole, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. Each document delivered or to be delivered by NCBC or NCBC Bank to Select or Select Bank is or will be a true and complete copy of such document, unmodified except by another document delivered by NCBC or NCBC Bank.

3.18 Material Contracts. Neither NCBC nor NCBC Bank is in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits, which default would have a Material Adverse Effect on NCBC or NCBC Bank, as applicable.

3.19 Insurance. NCBC has in effect policies of director’s and officer’s liability, errors and omissions and other liability insurance as have been Previously Disclosed to Select (the “NCBC Parent Policies”). NCBC Bank has in effect a “financial institutions bond” and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to Select Bank (the “NCBC Bank Policies,” and together with the NCBC Parent Policies, the “NCBC Policies”). The NCBC Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of NCBC and NCBC Bank, the insurance coverage provided under the NCBC Policies is reasonable and adequate in all respects therefor. Each of the NCBC Policies is in full force and effect and is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina. Neither NCBC nor NCBC Bank is in default under the provisions of, nor has NCBC or NCBC Bank received notice of cancellation or nonrenewal of, or any premium increase on any NCBC Policy, nor has NCBC or NCBC Bank failed to pay any of its respective premiums therefor. There are no pending claims under any NCBC Policy, and neither NCBC nor NCBC Bank has any Knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.

3.20 Deposit Insurance. NCBC Bank is an “insured bank” as defined in Section 3 of the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in NCBC Bank are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from NCBC Bank to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or, to the Knowledge of NCBC Bank, are contemplated by the FDIC or otherwise to terminate such insurance.

3.21 Reorganization: Approvals. As of the date of this Agreement, neither NCBC nor NCBC Bank (a) is aware of any fact or circumstance that could reasonably be expected to prevent each of the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, (b) has taken or agreed to take any action that would prevent, or would be reasonably likely to prevent, either of the Mergers from qualifying as a reorganization under Section 368(a) of the Code and (c) knows of any reason why all regulatory approvals from any governmental entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

As of the date of this Agreement it is the present intention, and as of the dates of the Closing and the Effective Time it will be the present intention, of NCBC to continue, either through NCBC Bank as through another member of NCBC’s “qualified group” (as defined in Treasury Regulations Section 1.368-1(d)(4)), at least one significant historic business line of Select and Select Bank, or to use at least a significant portion of Select’s and Select Bank’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). As of the date of the Effective Time, (i) NCBC will own all of the outstanding stock or other equity interests in NCB Bank, and (ii) NCBC will be in “control” of NCBC Bank within the meaning of Code Section 368(c). NCBC has no plan or present intention to sell, transfer or otherwise dispose of any of the stock of NCBC Bank following the Parent Merger, and NCBC has no present plan or intention to cause NCBC Bank to issue additional stock following the Parent Merger, that in either case would result in NCBC’s not having

“control” of NCBC Bank within the meaning of Code Section 368(c). As of the date of this Agreement, and as of the date of the Effective Time, neither NCBC, nor NCBC Bank, nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to NCBC or NCBC Bank has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the NCBC shares issued to the Select shareholders in connection with the Parent Merger in exchange for any consideration other than NCBC capital stock.

ARTICLE IV. COVENANTS OF SELECT AND SELECT BANK

4.1 Affirmative Covenants of Select and Select Bank.

(a) Conduct of Business Prior to Effective Time. Following the date of this Agreement, except as otherwise agreed by NCBC or NCBC Bank in writing, Select and Select Bank will each carry on its business in the regular and usual course in substantially the same manner as such business heretofore has been conducted, and will:

(i) make all reasonable efforts to preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

(ii) maintain all of its properties and equipment used in and material to its business in customary repair, order and condition, ordinary wear and tear excepted;

(iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis except to the extent otherwise reasonably required by applicable laws or regulations;

(iv) as requested within twenty (20) days following each month-end, provide NCBC and NCBC Bank with copies of (a) its interim financial statements for the most recently completed month of operations; (b) month-end reconciliations for all correspondent bank accounts; and (c) month-end reconciliations for all suspense or clearing accounts;

(v) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

(vi) not change its existing loan underwriting guidelines, policies or procedures except as may be required by law or applicable regulation;

(vii) continue to maintain in force insurance such as is described in Section 2.25 above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

(viii) promptly provide to NCBC and NCBC Bank such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as NCBC or NCBC Bank reasonably shall request.

(b) Loans. Select Bank will provide NCBC Bank with two (2) business days’ prior notice of each new extension of credit (including the issuance of unfunded commitments, but excluding such new extensions of credit as have been Previously Disclosed, except to the extent amended or modified) that it proposes to make within the following categories: (i) loan participations, (ii) loans for acquisition and development purposes, and (iii) non-residential construction loans exceeding $1,000,000 in principal amount. Select Bank will not enter into any form of indirect lending. Additionally, Select Bank will make available and provide to NCBC Bank the following information with respect to its loans and other extensions of credit (such assets herein referred to as “Loans”) as of June 30, 2013, and as of the end of each month thereafter until the Effective Time, such information for each month, or in the case of (ii) below, quarterly, to be in form and substance as is usual and customary in the conduct of its business and to be furnished, as requested, within twenty (20) days after the end of each month, except as otherwise provided:

(i) a list of Loans past due for thirty (30) days or more as to principal or interest;

(ii) an analysis of the Select Bank Loan Loss Reserve and management’s assessment of the adequacy of the Select Bank Loan Loss Reserve, which analysis and assessment shall include a list of all classified or “watch list” Loans, along with the outstanding balance and amount specifically allocated to the Select Bank Loan Loss Reserve for each such classified or “watch list” Loan;

(iii) a list of Loans in nonaccrual status;

(iv) a list of all Loans over $250,000 without principal reduction for a period of longer than one (1) year;

(v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(vi) a list of reworked or restructured Loans over $250,000 and still outstanding, including original terms, restructured terms and status (provided however, that for purposes of this Section 4.1(b)(vi), the renewal of a loan under the same or substantially similar terms and conditions shall not constitute a “reworked or restructured” Loan);

(vii) a list of any actual or, to the Knowledge of Select, threatened litigation by or against Select Bank pertaining to any Loans or credits, together with the pleadings and other filed documents related thereto; and

(viii) a list of new and renewed Loans made during the previous month.

(c) Accruals for Select Bank Loan Loss Reserve, Expenses and Other Accounting Matters. Select Bank will make such appropriate accounting entries in its books and records and take such other actions as NCBC Bank, in consultation with Select Bank’s independent certified public accounting firm, deems to be required by GAAP, or which NCBC Bank otherwise reasonably deems to be necessary, appropriate or desirable in anticipation of the Mergers and which are not in violation of GAAP or applicable law, including without limitation additional provisions to the Select Bank Loan Loss Reserve or accruals or the creation of reserves for employee benefit and expenses related to the Mergers; provided, however, that except as otherwise agreed to by Select Bank and NCBC Bank, Select Bank shall not be required to make any such accounting entries until immediately prior to the Closing.

(d) Loan Charge-Offs. Select Bank will make such appropriate accounting entries in its books and records and take such other actions that are not in violation of GAAP or applicable law as NCBC Bank, in consultation with Select Bank’s independent certified public accounting firm, reasonably deems to be necessary, appropriate or desirable to charge-off any Loans on Select Bank’s books, or any portions thereof, that NCBC Bank, in its sole discretion, considers to be losses or that NCBC Bank otherwise believes, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged off by NCBC Bank after the effective time of the Bank Merger in accordance with its loan administration and charge-off policies and procedures; provided, however, that except as otherwise agreed to by Select Bank and NCBC Bank, Select Bank shall not be required to make any such accounting entries or take any such actions until immediately prior to the Closing.

(e) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the effective time of the Bank Merger, Select and Select Bank each shall promptly notify NCBC and NCBC Bank in writing of, and provide such information as NCBC or NCBC Bank shall request regarding, (i) any Material Adverse Effect on its financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, might or could cause, create or result in any such Material Adverse Effect, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Select or Select Bank herein to be or become inaccurate, misleading or incomplete, or that has resulted or may or could cause, create or result in the breach or violation of any of Select’s or Select Bank’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.3 below.

(f) Consents to Assignment of Contracts and Leases.

(i) Select will use commercially reasonable efforts to obtain all required consents to the assignment to NCBC of Select’s rights and obligations under any contracts, including Tangible Property Leases and IP Licenses, each of which consents shall be in such form as shall be specified by NCBC.

(ii) Select Bank will use commercially reasonable efforts to obtain all required consents to the assignment to NCBC Bank of Select Bank’s rights and obligations under any contracts, including Tangible Property Leases, Real Property Leases and IP Licenses, each of which consents shall be in such form as shall be specified by NCBC Bank.

(g) Qualified Plans. Select Bank shall take all appropriate action as shall be necessary to maintain Select Bank’s prototype 401(k) plan (the “Select Bank 401(k) Plan”), as a qualified plan for purposes of ERISA. Select Bank acknowledges that NCBC Bank intends (i) that the Select Bank 40l(k) Plan will be merged into NCBC Bank’s prototype 401(k) plan (the “NCBC Bank 401(k) Plan”) as soon as practicable after the effective time of the Bank Merger. Select Bank shall take all such actions with respect to such plans as shall be necessary to accomplish such intent and, until the effective time of the Bank Merger, will not take any other extraordinary actions with respect to such plans without the written consent of NCBC Bank.

(h) Further Action; Instruments of Transfer. Select and Select Bank shall each (i) use commercially reasonable efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to NCBC and NCBC Bank all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested by NCBC or NCBC Bank in consummating such transactions and (iii) cooperate with NCBC and NCBC Bank fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

4.2 Negative Covenants of Select and Select Bank. Following the date of this Agreement, except as expressly provided under this Agreement or the Plans of Merger, neither Select nor Select Bank will do any of the following things or take any of the following actions without the prior written consent and authorization of the Chief Executive Officer of NCBC:

(a) Amendments to Articles of Incorporation or Bylaws. Amend its articles of incorporation or bylaws.

(b) Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue, sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

(c) Options, Warrants and Rights. Grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Dividends. Declare or pay any dividends on any outstanding shares of its capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

(e) Employment, Benefit or Retirement Agreements or Plans. Except as required by law or contemplated by this Agreement, (i) enter into, become bound by, renew or extend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by Select or Select Bank without cost or other liability on no more than thirty (30) days’ notice; (ii) amend any existing, or adopt, enter into or become bound by any new or additional, profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) make contributions to any Select Retirement Plan other than basic and matching contributions in accordance with the terms of such Select Retirement Plan and as Previously Disclosed; (iv) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group; or (v) take any action to accelerate the vesting of any compensation, option, or other benefit under any Select Plan (as defined in Section 2.24).

(f) Increase in Compensation. With the exception of the anticipated increases in annual salary and annual officer and employee bonuses Previously Disclosed to NCBC and NCBC Bank, increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants.

(g) Accounting Practices. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

(h) Acquisitions; Additional Branch Offices. Directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(i) Changes in Business Practices. Except as may be required by the FDIC, the Commissioner, the Federal Reserve or any other governmental or other regulatory agency having jurisdiction over Select or Select Bank or as shall be required by applicable law or regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Sections 4.1 and 6.8).

(j) Exclusive Merger Agreement. Directly or indirectly, through any person (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than NCBC and NCBC Bank) relating to a merger or other acquisition of Select or Select Bank or the purchase or acquisition of any Select Common Stock or Select Bank Common Stock or all or any significant part of Select’s or Select Bank’s assets; or, except as required by law or by fiduciary obligations owed to the person assisted, provide assistance to any person in connection with any such offer; (ii) except to the extent required by law, disclose to any person or entity any information not customarily disclosed to the public concerning Select or Select Bank or their respective businesses, or afford to any other person or entity access to their respective properties, facilities, books or records; (iii) sell or transfer all or any significant part of Select’s or Select Bank’s assets to any other person or entity; or (iv) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction.

(k) Acquisition or Disposition of Assets.

(i) Except in the ordinary course of business consistent with its past practices, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $75,000 for any individual item or asset.

(ii) Enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $75,000 for any individual item or asset or outside the ordinary course of business consistent with past practices;

(iii) Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees, or for a period longer than one (1) year;

(iv) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

(v) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any Intellectual Property right or license) other than assets that are obsolete or no longer used in Select’s and Select Bank’s business; or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of Select or Select Bank or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any Intellectual Property.

(l) Debt; Liabilities. (i) Enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii)assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent), except, in the case of Select Bank, in the ordinary course of its business consistent with its past practices.

(m) Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances Previously Disclosed to NCBC and NCBC Bank with specificity) remain subject to, any lien or any other encumbrance (except in the case of Select Bank, in the ordinary course of business consistent with its past practices in connection with borrowings, securing of public funds deposits, repurchase agreements or other similar operating matters).

(n) Waiver of Rights. Waive, release or compromise any material rights in its favor, except in the ordinary course of business, in good faith and for fair value, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of any of its officers, directors or shareholders.

(o) Other Contracts. Enter into or become bound by any contracts, agreements, commitments or understandings (other than those expressly described elsewhere in this Section 4.2) (i) for or with respect to any charitable contribution in excess of $20,000; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which Select or Select Bank would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which in the case of Select Bank is entered into other than in the ordinary course of its business consistent with past practices; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit Select or Select Bank to make expenditures of more than $75,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of Select Bank’s lending operations).

(p) Certain Loans.

(i) In the case of Select, originate, fund, purchase or make any extension of credit.

(ii) In the case of Select Bank, originate, fund, purchase, or make any extension of credit having (i) an original principal amount in excess of $1,000,000; and (iii) a maturity date more than ten (10) years following its date of origination.

(q) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, Select Bank will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking market and will not increase its level of brokered deposits as of March 31, 2013, by more than $2,000,000 without prior consultation with NCBC Bank.

4.3 Certain Actions.

(a) From the date of this Agreement, except as otherwise permitted by this Section 4.3, neither Select nor Select Bank shall, nor shall either authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to the making of any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any information relating to Select or Select Bank or afford access to the business, properties, assets, books or records of Select or Select Bank to any Third Party, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition

Proposal or (iii) except in accordance with Section 8.2(b)(vi), approve, endorse, recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal. As used herein, “Third Party” means any person as defined in Section 13(d) of the Securities Exchange Act of 1934 other than NCBC, NCBC Bank or its affiliates.

The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of (A) a branch office, (B) a substantial portion of Select’s or Select Bank’s assets, or (C) a business that constitutes a substantial portion of the net revenues, net income or net assets of Select or Select Bank, (ii) the direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of Select Stock or Select Bank Stock, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Select or Select Bank, or (iv) merger, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Select or Select Bank other than the transactions contemplated by this Agreement.

(b) Notwithstanding anything herein to the contrary, Select and its board of directors shall be permitted (i) to communicate with Select shareholders with regard to an Acquisition Proposal, provided that the board of directors of Select shall not withdraw or modify in a manner adverse to NCBC or NCBC Bank its Approval Recommendation (as defined in Section 4.4(b)) except as set forth in clause (iii) below; (ii) to initiate or engage in any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (A) Select’s board of directors concludes in good faith, after consultation with outside counsel and Select’s financial advisor, that failure to do so would breach any fiduciary duties to Select or its shareholders under applicable law, (B) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, Select’s board of directors receives from such person an executed confidentiality agreement, a copy of which executed confidentiality agreement shall have been provided to NCBC for informational purposes within twenty-four (24) hours of execution, and (C) at least seventy-two (72) hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, Select promptly notifies NCBC in writing of the name of such person and the material terms and conditions of any such Superior Proposal (including, if applicable, copies of any written requests, proposals, or offers, including proposed agreements), and (iii) to withdraw, modify, qualify in a manner adverse to NCBC or NCBC Bank, condition or refuse to make its Approval Recommendation (the “Change in Recommendation”) if Select’s board of directors concludes in good faith, after consultation with outside counsel and financial advisers, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to Select’s shareholders under applicable law.

The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than fifty percent (50%) of the combined voting power of the shares of Select Common Stock or Select Bank Common Stock then outstanding, or all or substantially all of Select’s or Select Bank’s assets for consideration consisting of cash or securities or both that is on terms that the board of directors of Select in good faith concludes, after consultation with its financial advisor(s) and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (a) is on terms that the board of directors of Select in its good faith judgment believes to be more favorable from a financial point of view to its shareholders than the Mergers; (b) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the board of directors of Select, and (c) is reasonably capable of being completed.

(c) Select will promptly, and in any event within twenty-four (24) hours, notify NCBC in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe all material terms of the Acquisition Proposal and identify the Third Party making such proposal.

(d) If a Payment Event (as hereinafter defined) occurs, Select or Select Bank shall pay to NCBC by wire transfer of immediately available funds, within two (2) business days following such Payment Event, a fee of One Million Six Hundred Seventy-Five Thousand and XX/100 Dollars ($1,675,000) (the “Select Break-up Fee”). The term “Payment Event” means any of the following:

(i) the termination of this Agreement by NCBC and NCBC Bank pursuant to Section 8.2(a)(vii);

(ii) the termination of this Agreement by Select and Select Bank pursuant to Section 8.2(b)(vi);

(iii) a tender offer or exchange offer for twenty-five percent (25%) or more of the outstanding common stock of Select or Select Bank is commenced and Select shall not have sent to its shareholders, within ten (10) business days after the commencement of such tender offer or exchange offer, a statement that the board of directors of Select recommends rejection of such tender offer or exchange offer; or

(iv) the occurrence of any of the following events within twelve (12) months of the termination of this Agreement pursuant to Section 8.2(a)(iv) or 8.2(b)(iv), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) Select or Select Bank enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the assets of Select or Select Bank; (C) such Third Party, directly or indirectly, acquires more than fifty percent (50%) of the outstanding Select Common Stock or Select Bank Common Stock or (D) Select or Select Bank adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than fifty percent (50%) of the outstanding Select Common Stock or Select Bank Common Stock, or an extraordinary dividend relating to substantially all of the outstanding Select Common Stock or Select Bank Common Stock, or substantially all of the assets of Select or Select Bank.

Select and Select Bank acknowledge that the agreements contained in this Section 4.3 are an integral part of the transactions contemplated in this Agreement and that, without these agreements, NCBC and NCBC Bank would not enter into this Agreement. Accordingly, in the event Select fails to pay to NCBC the Select Break-up Fee promptly when due, Select and Select Bank shall, in addition thereto, pay to NCBC all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Select Break-up Fee together with interest on the amount of the Select Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by NCBC, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

(e) If NCBC and NCBC Bank terminate this Agreement pursuant to Section 8.2(a)(viii), 8.2(a)(ix), or 8.2(a)(x), then NCBC or NCBC Bank shall pay to Select by wire transfer of immediately available funds, within two (2) business days following such termination, a fee of One Million Six Hundred Seventy-Five Thousand and XX/100 Dollars ($1,675,000) (the “NCBC Break-up Fee”).

NCBC and NCBC Bank acknowledge that the agreements contained in this Section 4.3 are an integral part of the transactions contemplated in this Agreement and that, without these agreements, Select and Select Bank would not enter into this Agreement. Accordingly, in the event NCBC fails to pay to Select the NCBC Break-up Fee promptly when due, NCBC and NCBC Bank shall, in addition thereto, pay to Select all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such NCBC Break-up Fee together with interest on the amount of the NCBC Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by Select, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

4.4 Shareholder Approval.

(a) Meeting of Shareholders. Select shall cause a meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of the Plan of Merger. In connection with the call and conduct of and all other matters relating to its shareholders’ meeting or other shareholder approval, Select shall fully comply with all provisions of applicable law and regulations and with its articles of incorporation and bylaws.

(b) Recommendation of Board of Directors. Except in the circumstances described in Section 4.3 above, the board of directors of Select shall recommend to the shareholders of Select that they vote their shares at the shareholders’ meeting contemplated by Section 4.4(a) above to approve the Plan of Merger (the “Approval Recommendation”).

ARTICLE V. COVENANTS OF NCBC AND NCBC BANK

5.1 Employees.

(a) No Contractual Right to Employment. Nothing in this Agreement shall be deemed to constitute an employment agreement with any person who is an employee of Select or Select Bank immediately prior to the Effective Time or to obligate NCBC or NCBC Bank or any affiliate thereof to employ any such person for any specific period of time or in any specific position or location or to restrict NCBC’s or NCBC Bank’s right to change the rate of compensation or terminate the employment of any such person at any time and for any reason.

(b) Employment of Officer(s). Upon Closing, Mark A. Holmes will be offered to join the executive management team of NCBC and NCBC Bank pursuant to an employment agreement with NCBC and NCBC Bank, and the offered position of employment will carry the title of Executive Vice President and Chief Operating Officer. Upon Closing, Gary J. Brock will be offered to join the executive management team of NCBC and NCBC Bank pursuant to an employment agreement with NCBC and NCBC Bank, and the offered position of employment will carry the title of Executive Vice President and Chief Banking Officer. Upon Closing, Anne R. Corey will be offered employment with NCBC Bank pursuant to an employment agreement with NCBC Bank, and the offered position of employment will carry the title of Senior Credit Administrator.

5.2 Employee Benefits.

(a) Generally. Except as otherwise provided herein, or as Previously Disclosed, and to the extent permitted by contribution and deduction limitations of ERISA and the Code with respect to NCBC Bank’s qualified plans, any employee of Select Bank who continues employment with NCBC Bank at the Effective Time (a “New Employee”) shall become entitled to receive all employee benefits and to participate in all benefit plans provided by NCBC Bank on the same basis and subject to the same eligibility and vesting requirements, and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of NCBC Bank. However, each New Employee shall be given credit for his or her full years of service with Select Bank for purposes of (i) entitlement to vacation and sick leave and for participation in all NCBC Bank welfare, insurance and other fringe benefit plans, and (ii) eligibility for participation and vesting in the NCBC Bank 401(k) Plan. Notwithstanding any provision herein to the contrary, NCBC Bank will not be required to take any action that could adversely affect the continuing qualification of the NCBC Bank 401(k) Plan. NCBC Bank will grant to each New Employee a pro rata amount of sick leave and vacation leave, in accordance with the NCBC Bank’s standard leave policies, for the period between the Effective Time and the end of the calendar year during which the Effective Time occurs. Each New Employee will be subject to NCBC Bank’s leave policies.

(b) Health Insurance. Each New Employee shall be entitled to participate in NCBC Bank’s group health insurance plan at a cost equal to the cost, if any, for any NCBC Bank employee, subject to any applicable any preexisting condition requirements under NCBC Bank’s group health insurance plan.

(c) Select Bank Employees. Employees of Select Bank (other than those who are parties to an employment, change of control or other type of agreement with Select Bank that provides for severance) as of the date of the Agreement, who remain employed by Select Bank up to the effective time of the Bank Merger and whose employment is terminated by NCBC Bank (absent termination for cause as determined by the employer) within six (6) months after the Effective Time, shall receive severance pay equal to eight (8) weeks of base weekly pay. Such severance pay will be made at regular payroll intervals. Such severance payments will be in lieu of any severance pay plans that may be in effect at Select Bank prior to the Effective Time. If termination of any such employee’s employment occurs after the 6-month anniversary of the Effective Time, then such employee shall be entitled to receive the severance pay under any severance pay plans that may be in effect at such time at NCBC Bank.

5.3 Appointment of Directors. NCBC and NCBC Bank agree to cause their boards of directors, effective immediately after the Effective Time, to be reconstituted and to be comprised of sixteen (16) individuals, eleven (11) of whom shall be current members of the board of directors of NCBC and NCBC Bank (with William L. Hedgepeth II being one of such individuals) and five (5) of whom shall be current members of the board of directors of Select and Select Bank (all such members shall serve on both the NCBC and NCBC Bank boards). NCBC and NCBC Bank shall cause such resignations from their current boards of directors and/or shall take such actions as may be necessary to increase the number of directors so as to fulfill this covenant. Select shall appoint five (5) Select directors mutually agreed by the parties prior to the Effective Time. Each Select director appointed to the NCBC and NCBC Bank board of directors (“Appointed Directors”) shall serve until the next annual meeting of the shareholders at which directors are elected. NCBC agrees to nominate for election at such annual meeting of shareholders two (2) of the Appointed Directors to serve a three-year term, one (1) of the Appointed Directors to serve a two-year term, and two (2) of the Appointed Directors to serve a one-year term.

5.4 Indemnification of Directors and Officers. Select and Select Bank will cause the persons who served as directors or officers of Select and Select Bank to be covered by prepaid directors’ and officers’ liability insurance policies (i.e., “tail coverage”). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time. All rights to indemnification under Select’s and Select Bank’s articles of incorporation, bylaws or indemnification contracts or undertakings existing in favor of those persons who are, or were, directors and officers of Select at or prior to the date of this Agreement shall survive the Merger and NCBC and NCBC Bank shall cause such rights to be observed by the Surviving Parent and the Surviving Bank.

5.5 Notice of Certain Changes or Events. Following the execution of this Agreement and until the Effective Time, NCBC and NCBC Bank promptly will notify Select and Select Bank in writing of and provide to it such information as it shall request regarding (i) any material adverse change in NCBC’s or NCBC Bank’s financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, might or could cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of NCBC or NCBC Bank herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of NCBC’s or NCBC Bank’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.2 below.

5.6 Further Action; Instruments of Transfer. NCBC and NCBC Bank shall each (i) use commercially reasonable efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to Select and Select Bank all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested by Select and Select Bank in consummating such transactions and (iii) cooperate with Select and Select Bank fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

5.7 Shareholder Approval.

(a) Meeting of Shareholders. NCBC shall cause a meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of the Plan of Merger. In connection with the call and conduct of and all other matters relating to its shareholders’ meeting or other shareholder approval, NCBC shall fully comply with all provisions of applicable law and regulations and with its articles of incorporation and bylaws.

(b) Recommendation of Board of Directors. Subject to its fiduciary obligations, the board of directors of NCBC shall recommend to the shareholders of NCBC that they vote their shares at the shareholders’ meeting contemplated by Section 5.7(a) above to approve the Plan of Merger.

5.8 Negative Covenants of NCBC and NCBC Bank. Following the date of this Agreement and until the Effective Time, NCBC and NCBC Bank will not do any of the following things or take any of the following actions without the prior written consent and authorization of the Chief Executive Officer of Select:

(a) Amendments to Articles of Incorporation or Bylaws. Amend its articles of incorporation or bylaws.

(b) Changes in Business Practices. Except as may be required by the FDIC, the Commissioner, the Federal Reserve or any other governmental or other regulatory agency having jurisdiction over NCBC or NCBC Bank or as shall be required by applicable law or regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Section 6.8 below).

5.9 Tax Covenants of NCBC. After the Effective Time, NCBC, either directly or through NCBC Bank as long as NCBC Bank is within NCBC Bank’s“qualified group” within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) (the “Qualified Group”), will continue at least one significant historic business line of Select and Select Bank, or use at least a significant portion of the historic business assets of Select and Select Bank in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d), except that the historic business assets of Select or Select Bank may be transferred (i) to a corporation that is another member of NCBC’s Qualified Group, or (ii) to an entity taxed as a partnership if (A) one or more members of NCBC’s Qualified Group have active and substantial management functions as a partner with respect to such historic business or historic business assets of Select or Select Bank, as the case may be, or (B) members of NCBC’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in the historic business or historic business assets of Select or Select Bank, as the case may be, in each case within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii).

ARTICLE VI. MUTUAL AGREEMENTS

6.1 Shareholder Approval. NCBC and Select jointly shall prepare notices of meetings of shareholders and a joint statement soliciting proxies for distribution to the shareholders of NCBC and Select for the purpose of approving the Plan of Merger (the “Proxy Statement”). Such Proxy Statement shall be in such form and shall contain or be accompanied by such information regarding the shareholders’ meetings, this Agreement, the Parties hereto, the Mergers and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by NCBC and Select. NCBC and Select shall mail the Proxy Statement to their shareholders prior to the scheduled date of their respective shareholders’ meetings in accordance with their respective bylaws and North Carolina law.

6.2 Regulatory Approvals.

(a) Information for Regulatory Applications. Each of NCBC, NCBC Bank, Select and Select Bank shall promptly respond, and use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by the other Party and its counsel for information for inclusion in the various applications for regulatory approvals and the Proxy Statement. Each of NCBC, NCBC Bank, Select and Select Bank hereby covenants that none of such information provided will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times up to and including the Effective Time, none of such information as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) Filing of Regulatory Applications. Each of NCBC, NCBC Bank, Select and Select Bank shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of it, by applicable law and regulations with respect to the transactions described herein, including applications to the FDIC, the Commissioner, the Federal Reserve and to any other applicable federal or state banking, securities or other regulatory authority. Each Party shall use its best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each Party shall cooperate with the other Parties in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other Party to complete any such application; and, before the filing therefor, each Party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other Party. Should the appearance of any of the officers, directors, employees or counsel of any of the Parties hereto be requested by any other Party or by any governmental agency at any hearing in connection with any such application, such Party shall promptly use its best efforts to arrange for such appearance.

6.3 Access. Following the date of this Agreement and to and including the Effective Time, Select, Select Bank, NCBC and NCBC Bank shall each provide the other Parties’ and such other Parties employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as Select, Select Bank, NCBC and NCBC Bank, as the case may be, shall each, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by Select, Select Bank, NCBC or NCBC Bank shall be performed in such a manner as will not interfere unreasonably with the other Party’s normal operations or with relationships with its customers or employees, and shall be conducted in accordance with procedures established by the Parties having due regard for the foregoing.

6.4 Costs. Subject to the provisions of Section 8.3 below, and whether or not this Agreement shall be terminated or the Mergers shall be consummated, NCBC and NCBC Bank on the one hand, and Select and Select Bank on the other hand, shall pay their own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including all accounting fees, legal fees, filing fees, printing costs, mailing costs, travel expenses, and investment banking fees).

6.5 Announcements. No person other than the Parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no Party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official for the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to NCBC, NCBC Bank, Select or Select Bank, any such disclosure by NCBC, NCBC Bank, Select or Select Bank, as the case may be, is required by law or otherwise is prudent.

6.6 Confidentiality. NCBC, NCBC Bank, Select and Select Bank each shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about any other Party during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other Party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any Party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such Party in violation of this Section 6.6), (ii) such document or information was available to the disclosing Party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the FDIC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such Party, disclosure otherwise is required by law. In the event this Agreement is terminated for any reason, then each of the Parties hereto immediately shall return to the other Party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other Party which were obtained during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other Party. The Parties’ obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

6.7 Environmental Studies. At its option, NCBC Bank may cause to be conducted, at its expense, Phase I and/or Phase II environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or any Loan Collateral, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as NCBC Bank shall deem necessary or desirable (collectively, the “Environmental Survey”); provided, however, that the Environmental Survey, to the extent possible, shall be performed in such a manner as will not interfere unreasonably with Select Bank’s normal operations, and provided further, however, that Select Bank shall use commercially reasonable efforts to obtain any required consents of third parties to permit any Environmental Survey of any Loan Collateral. NCBC Bank shall complete and deliver to Select Bank the report of any such requested Phase I environmental assessment by December 31, 2013 and shall attempt in good faith to complete all such Phase II environmental assessments within ninety (90) days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Section 8.3, the costs of the Environmental Survey shall be paid by NCBC Bank. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, NCBC or NCBC Bank reasonably believes that Select or Select Bank or, following the Mergers, the Surviving Parent or the Surviving Bank could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that Select or Select Bank or, following the Merger, the Surviving Parent or the Surviving Bank could become liable for monetary damages (including any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, Select or Select Bank or, following the Merger, NCBC or NCBC Bank, could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, NCBC and NCBC Bank reasonably believe that the amount of expenses or liability which NCBC, NCBC Bank, Select or Select Bank could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time during the next ten (10) years could equal or exceed an aggregate of $250,000, then NCBC and NCBC Bank shall give Select and Select Bank prompt written notice thereof (together with all information in its possession relating thereto if requested by Select or Select Bank) and, at NCBC and NCBC Bank’s sole option and discretion, at any time thereafter, but in no event later than January 31, 2014, it may terminate this Agreement without further obligation or liability to Select, Select Bank or any other person or entity.

6.8 Certain Modifications. NCBC Bank and Select Bank shall consult with each other with respect to Select Bank’s loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and Select Bank shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. The Parties also shall consult with each other with respect to the character, amount and timing of restructuring and merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. Except as otherwise agreed to by Select Bank and NCBC Bank, Select Bank shall not be required to make any of the modifications, changes in policies or practices, or expense charges provided for in this paragraph until immediately prior to the Closing. The representations, warranties and covenants of each of NCBC, NCBC Bank, Select and Select Bank contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.8.

6.9 Transition Team. The Parties shall create a transition team composed of staff and representatives of NCBC, NCBC Bank, Select and Select Bank (the “Transition Team”). The purpose of the Transition Team shall be to provide detailed guidance to NCBC and NCBC Bank in fulfilling and consummating the Merger, to maintain open lines of communication between NCBC and NCBC Bank on the one hand, and Select and Select Bank on the other hand, and to handle customer inquiries regarding the Mergers. The Transition Team shall meet as necessary until the Effective Time. Members of the Transition Team shall receive no separate compensation for such service.

6.10 Reorganization Matters. Both prior to and after the Effective Time, each Party’s books and records shall be maintained, and all federal, state and local income Tax Returns and schedules thereto shall be filed in a manner consistent with each of the Mergers being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local laws), except to the extent any of the Mergers is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a). During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of the Parties agrees that it shall not, and shall not permit any of its subsidiaries to, take any action that would prevent either of the Mergers from qualifying as a reorganization under Section 368(a) of the Code.

ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

7.1 Conditions to all Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the Parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plans of Merger in consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including the approval of the shareholders of Select and NCBC of the Plan of Merger.

(b) Regulatory Approvals. (i) The Mergers and other transactions described herein shall have been approved, to the extent required by law, by the FDIC, the Commissioner, the North Carolina Banking Commission, the Federal Reserve and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions (collectively, the “Regulatory Approvals”), (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by NCBC or Select to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to NCBC or Select’s shareholders as to render it inadvisable for it to consummate the Merger; (iii) all applicable waiting periods following regulatory approvals shall have expired without objection to the Mergers by the FDIC, the Commissioner, the Federal Reserve or other applicable regulatory authorities; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured and not revoked.

(c) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits either of the Mergers or any of the other transactions described herein or any of the Parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of either of the Mergers or any of such other transactions by the Federal Reserve, the Commissioner, the FDIC, or any actual or threatened litigation under federal antitrust laws relating to either of the Mergers or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit NCBC, NCBC Bank, Select or Select Bank from consummating either of the Mergers or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against NCBC, NCBC Bank, Select or Select Bank or any of their respective officers or directors which shall reasonably be considered by NCBC, NCBC Bank, Select or Select Bank to be materially burdensome in relation to either of the proposed Mergers or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of NCBC, NCBC Bank, Select or Select Bank, and which has not been dismissed, terminated or resolved to the satisfaction of all Parties hereto within ninety (90) days of the institution or threat thereof.

7.2 Additional Conditions to Select’s and Select Bank’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, Select’s and Select Bank’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall have been no determination by Select or Select Bank that any fact, event or condition exists or has occurred (regardless of whether or not such events or changes are inconsistent with the representations and warranties give herein) that, in the reasonable good faith judgment of Select or Select Bank, would have a Material Adverse Effect on the Surviving Parent or the Surviving Bank or the consummation of the transactions contemplated by this Agreement.

(b) Compliance with Laws. NCBC and NCBC Bank shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein, except where the violation of or failure to comply with any such law or regulation would not result in a Material Adverse Effect on the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of the Surviving Party or the Surviving Bank.

(c) NCBC’s and NCBC Bank’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by Select or Select Bank as provided in Section 10.3 below, (i) each of the representations and warranties of NCBC and of NCBC Bank contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of NCBC or of NCBC Bank, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement; and (ii) NCBC and NCBC Bank shall each have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. Select and Select Bank shall have received certificates dated as of the Closing Date and executed by the chief executive officer and chief financial officer of each of NCBC and NCBC Bank to the foregoing effect and as to such other matters as may be reasonably requested by Select or Select Bank.

(d) Legal Opinion of NCBC’s Counsel. Select and Select Bank shall have received from Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina, counsel for NCBC and NCBC Bank, a written opinion dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to Select and Select Bank and its counsel.

(e) Fairness Opinion. Select shall have received from its financial advisor an opinion to the effect that the consideration to be received by Select’s common shareholders in the Merger is fair, from a financial point of view, to Select’s shareholders.

(f) Tax Opinion. Select shall have received the opinion of Wyrick Robbins Yates & Ponton LLP, in form and substance reasonably satisfactory to Select, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Parent Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Select and NCBC.

(g) Other Documents and Information from NCBC and NCBC Bank. NCBC and NCBC Bank shall each have provided to Select and Select Bank correct and complete copies of its articles of incorporation, bylaws and board of directors resolutions approving this Agreement and the Mergers (all certified by its Secretary or any Assistant Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by Select, Select Bank or their counsel.

7.3 Additional Conditions to NCBC’s and NCBC Bank’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, NCBC’s and NCBC Bank’s obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Effect. There shall have been no determination by NCBC or NCBC Bank that any fact, event or condition exists or has occurred (regardless of whether or not such events or changes are inconsistent with the representations and warranties give herein) that, in the reasonable good faith judgment of NCBC or NCBC Bank, would have a Material Adverse Effect on Select or Select Bank or the consummation of the transactions contemplated by this Agreement.

(b) Compliance with Laws. Select and Select Bank shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein, except where the violation of or failure to comply with any such law or regulation would not have a Material Adverse Effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Select or Select Bank.

(c) Select’s and Select Bank’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by NCBC or NCBC Bank as provided in Section 10.3 below, (i) each of the representations and warranties of Select and of Select Bank contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Select or of Select Bank, and (B) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement, and (ii) Select and Select Bank shall each have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. NCBC and NCBC Bank shall have received certificates dated as of the Closing Date and executed by the chief executive officer and chief financial officer of each of Select and Select Bank to the foregoing effect and as to such other matters as may be reasonably requested by NCBC or NCBC Bank.

(d) Legal Opinion of Select’s Counsel. NCBC and NCBC Bank shall have received from Williams Mullen, counsel to Select and Select Bank, a written opinion, dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to NCBC, NCBC Bank and its counsel.

(e) Fairness Opinion. NCBC shall have received from its financial advisor an opinion to the effect that the consideration to be paid to Select’s shareholders in the Parent Merger is fair, from a financial point of view, to NCBC and NCBC’s shareholders.

(f) Tax Opinion. NCBC shall have received the opinion of Wyrick Robbins Yates & Ponton LLP, in form and substance reasonably satisfactory to NCBC, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Parent Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Select and NCBC.

(g) Other Documents and Information from Select and Select Bank. Select and Select Bank shall each have provided to NCBC and NCBC Bank correct and complete copies of its articles of incorporation, bylaws and board of directors and shareholder resolutions (all certified by its Secretary or any Assistant Secretary), together with certificates of the incumbency of Select Bank’s officers and such other closing documents and information as may be reasonably requested by NCBC, NCBC Bank or their counsel.

(h) Property.

(i) Select Bank shall have obtained all required consents to the assignment to NCBC Bank of its rights and obligations under all Tangible Property Leases, IP Licenses and Real Property Leases material to the business of Select Bank, and such consents shall be in such form and substance as shall be reasonably satisfactory to NCBC Bank; and each of the licensors and lessors of Select Bank shall have confirmed in writing that Select Bank is not in default under the terms and conditions of any Tangible Property Lease, IP License or Real Property Lease.

(ii) Select shall have obtained all required consents to the assignment to NCBC of its rights and obligations under all Tangible Property Leases or IP Licenses material to the business of Select, and such consents shall be in such form and substance as shall be reasonably satisfactory to NCBC; and each of the licensors and lessors of Select shall have confirmed in writing that Select is not in default under the terms and conditions of any Tangible Property Lease or IP License.

(i) Classified Assets Ratio. The ratio of Select Bank’s classified assets to total loans shall be less than three percent (3%) as of the Closing Date.

(j) Termination of Executive Agreements. Each of Mark A. Holmes, Gary J. Brock, and Anne R. Corey shall have entered into an agreement, in such form as is reasonably satisfactory to NCBC and NCBC Bank, providing for the termination of his or her existing employment agreement or change in control agreement with Select or Select Bank and the waiver of any claims associated therewith in consideration of a payment to be made by Select Bank immediately prior to the Effective Time.

(k) Appraisal Shares. The number of Appraisal Shares shall not be more than twenty percent (20%) of the total issued and outstanding shares of Select Common Stock.

7.4 Voting Agreements. In furtherance of the intent of this Agreement, such of the directors of Select as may have an interest in demonstrating their commitment to the Mergers have entered into a voting agreement with NCBC in substantially the form attached to this Agreement as Exhibit B.

ARTICLE VIII. TERMINATION; BREACH; REMEDIES

8.1 Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of Select and NCBC), this Agreement may be terminated by the mutual agreement of Select and NCBC. Upon any such mutual termination, all obligations of Select and NCBC hereunder shall terminate and NCBC and NCBC Bank on the one hand, and Select and Select Bank on the other hand, shall pay their own costs and expenses as provided in Section 6.4.

8.2 Unilateral Termination. This Agreement may be terminated by either NCBC or Select, (whether before or after approval hereof by the shareholders of Select and NCBC) upon written notice to the other Parties and under the circumstances described below.

(a) Termination by NCBC. This Agreement may be terminated by NCBC and NCBC Bank by action of their boards of directors:

(i) if any of the conditions to the obligations of NCBC or NCBC Bank (as set forth in Sections 7.1 and 7.3) shall not have been satisfied, or effectively waived in writing by NCBC and NCBC Bank, by July 31, 2014 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of NCBC or NCBC Bank to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if Select or Select Bank shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or VI herein in any material respect;

(iii) if NCBC determines at any time that any of Select’s or Select Bank’s representations or warranties contained in Article II or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, might or could cause any such representations or warranties to become false or misleading in any material respect;

(iv) if Select’s shareholders do not approve the Plan of Merger;

(v) if the Parent Merger shall not have become effective on or before July 31, 2014, unless such date is extended as evidenced by the written mutual agreement of the Parties hereto; provided, however, that in the event there is a delay of not more than thirty (30) days caused by circumstances beyond the control of the Parties hereto, the dates set forth in this Section 8.2(a) shall be extended by mutual agreement for up to an additional sixty (60) days;

(vi) under the circumstances described in Section 6.7 above;

(vii) if (A) Select or Select Bank shall have breached Section 4.3 in any material respect, (B) Select shall have breached its obligation set forth in Section 4.4(b) to make its Approval Recommendation or shall have effected a Change in Recommendation, (C) Select’s board of directors shall have recommended approval of an Acquisition Proposal, or (D) Select shall have breached its obligation set forth in Paragraph 4.4(a) to hold the meeting of shareholders to approve and adopt the Plan of Merger;

(viii) if the board of directors of NCBC or NCBC Bank approves or recommends approval or acceptance of (A) any direct or indirect acquisition or purchase of a substantial portion of NCBC’s or NCBC Bank’s assets or a business that constitutes a substantial portion of the net revenues, net income, or net assets of NCBC or NCBC Bank; (B) any direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of the capital stock of NCBC or NCBC Bank; or (C) any tender offer or exchange offer that if consummated would result in any person beneficially owning ten percent (10%) or more of any class of equity securities of NCBC or NCBC Bank;

(ix) if the board of directors of NCBC or NCBC Bank approves or recommends approval or acceptance of (A) any direct or indirect acquisition or purchase by NCBC or NCBC Bank of a substantial portion of the assets or a business that constitutes a substantial portion of the net revenues, net income, or net assets of an entity other than Select or Select Bank; (B) any direct or indirect acquisition or purchase by NCBC or NCBC Bank of any class of equity securities representing ten percent (10%) or more of the voting power of the capital stock of an entity other than Select or Select Bank; or (C) any tender offer or exchange offer by NCBC or NCBC Bank that if consummated would result in NCBC or NCBC Bank beneficially owning ten percent (10%) or more of any class of equity securities of an entity other than Select or Select Bank;

(x) if the board of directors of NCBC or NCBC Bank approves or recommends approval or acceptance of any merger, exchange, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving NCBC or NCBC Bank other than the transactions contemplated by this Agreement; or

(xi) if Select or Select Bank shall become subject to any supervisory agreement, enforcement order, memorandum of understanding or other similar agreement, order or memorandum with or issued by the Commissioner, the Federal Reserve or the FDIC.

However, before NCBC and NCBC Bank may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Section 8.2(a), they shall give written notice to Select and Select Bank as provided herein stating their intent to terminate and a description of the specific breach, default, violation or other condition giving rise to the right to so terminate, and, such termination by NCBC shall not become effective if, within thirty (30) days following the giving of such notice, Select and Select Bank shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of NCBC and NCBC Bank. In the event Select and Select Bank cannot or do not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of NCBC and NCBC Bank within such 30-day period, NCBC and NCBC Bank shall have thirty (30) days to notify Select and Select Bank of their intention to terminate this Agreement. A failure to so notify Select and Select Bank will be deemed to be a waiver by NCBC and NCBC Bank of the breach, default or violation pursuant to Section 10.3.

(b) Termination by Select. This Agreement may be terminated by Select and Select Bank by action of their boards of directors:

(i) if any of the conditions of the obligations of Select or Select Bank (as set forth in Section 7.1 and 7.2 above) shall not have been satisfied, or effectively waived in writing by Select and Select Bank, by July 31, 2014 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Select or Select Bank to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if NCBC or NCBC Bank shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or VI herein in any material respect;

(iii) if Select determines that any of NCBC’s or NCBC Bank’s representations and warranties contained in Article III or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, might or could cause any such representations or warranties to become false or misleading in any material respect;

(iv) if NCBC’s shareholders do not approve the Plan of Merger;

(v) if the Parent Merger shall not have become effective on or before July 31, 2014, unless such date is extended as evidenced by the written mutual agreement of the Parties hereto; provided, however, that in the event there is a delay of not more than thirty (30) days caused by circumstances beyond the control of the Parties hereto, the dates set forth in this Section 8.2(b) shall be extended by mutual agreement for up to an additional ninety (90) days;

(vi) at any time prior to the Closing Date by Select in order for Select to enter into an Acquisition Proposal that has been received by Select and the Select board of directors in compliance with Section 4.3, if Select concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by Select pursuant to this Paragraph 8.2(b)(vi) after ten (10) business day following Select’s provision of written notice to NCBC advising NCBC that the Select board of directors is prepared to accept a Superior Proposal and only if (A) during such 10-business day period, Select has caused its financial and legal advisors to negotiate with NCBC in good faith to make such adjustments in the terms and conditions of this

Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (B) Select’s board of directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by NCBC;

(vii) if the Closing Price is below that price which, when multiplied by the exchange ratio for the Common Stock Merger Consideration results in a value less than 1.10 times the aggregate tangible book value attributable to the common equity of Select on June 30, 2013 as reviewed by Select’s auditor and subject to completion of due diligence (the “Minimum Value”), then Select may give notice of termination of this Agreement to NCBC as provided in this Section 8.2(b), provided, however, that such termination by Select shall not become effective if, within thirty (30) days following the giving of such notice, NCBC gives written notice to Select of its election to increase the exchange ratio for the Common Stock Merger Consideration and deliver additional shares of NCBC Common Stock such that that number of shares constituting the Common Stock Merger Consideration, when multiplied by the Closing Price, equals or exceeds the Minimum Value;

(viii) if (A) NCBC and NCBC Bank shall not have filed, on or before January 31, 2014, all such bank regulatory applications as are required in order to obtain the Regulatory Approvals or (B) all Regulatory Approvals shall not have been obtained by May 31, 2014; or

(ix) if NCBC or NCBC Bank shall become subject to any supervisory agreement, enforcement order, memorandum of understanding or other similar agreement, order or memorandum with or issued by the Commissioner, the Federal Reserve or the FDIC.

Before Select may terminate this Agreement for any of the reasons specified above in clause (i), (ii), (iii) or (vii) of this Section 8.2(b), it shall give written notice to NCBC as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Select shall not become effective if, within thirty (30) days following the giving of such notice, NCBC shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Select. In the event NCBC cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Select within such 30-day period, Select shall have thirty (30) days to notify NCBC of its intention to terminate this Agreement. A failure to so notify NCBC will be deemed to be a waiver by Select of the breach, default or violation pursuant to Section 10.3 below.

8.3 Effect of Termination.

(a) In the event this Agreement is terminated by NCBC pursuant to Section 8.2(a)(i), 8.2(a)(ii), 8.2(a)(iii) or 8.2(a)(xi), Select Bank shall reimburse NCBC and NCBC Bank for their reasonable out-of-pocket expenses relating to the Mergers in an amount not to exceed Two Hundred Thousand and XX/100 Dollars ($200,000).

(b) In the event this Agreement is terminated by Select pursuant to Section 8.2(b)(i), 8.2(b)(ii), 8.2(b)(iii), 8.2(b)(viii) or 8.2(b)(ix), NCBC Bank shall reimburse Select and Select Bank for their reasonable out-of-pocket expenses relating to the Mergers in an amount not to exceed Two Hundred Thousand and XX/100 Dollars ($200,000).

(c) In the event this Agreement is terminated by NCBC pursuant to Section 8.2(a)(iv), 8.2(a)(v), or 8.2(a)(vi) or by Select pursuant to Section 8.2(b)(iv), 8.2(b)(v) or 8.2(b)(vii), then each party shall pay its own costs and expenses as provided in Section 6.4.

(d) Anything in this Agreement to the contrary notwithstanding, in no event shall the amount owed by one Party to the other pursuant to Section 4.3 and this Section 8.3 exceed, in the aggregate, One Million Six Hundred Seventy-Five Thousand and XX/100 Dollars ($1,675,000), plus any costs, expenses, and interest due under Section 4.3(d)(iv) or 4.3(e).

(e) Except as set forth in Sections 4.3(d), 4.3(e), 8.2(a)(vii), 8.2(a)(viii), 8.2(a)(ix), 8.2(a)(x), 8.2(b)(vi), and 8.3, in the event of the termination of this Agreement, this Agreement shall become void and have no effect except that the provisions of Article IX and Sections 6.6 and 10.2 of this Agreement shall survive such termination, and no Party hereto shall have any liability to any other Party in connection with such termination.

ARTICLE IX. INDEMNIFICATION

9.1 Agreement to Indemnify. In the event this Agreement is terminated for any reason and the Parent Merger is not consummated, then Select and Select Bank, on the one hand, and NCBC and NCBC Bank, on the other hand, will indemnify each other as provided below.

(a) By Select. Select and Select Bank shall indemnify, hold harmless and defend NCBC and NCBC Bank from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by NCBC or NCBC Bank:

(i) in connection with or which arise out of or result from or are based upon (A) Select or Select Bank’s operations or business transactions or its relationship with any of its employees, or (B) Select or Select Bank’s intentional or grossly negligent failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes an intentional or grossly negligent breach by Select or Select Bank of, or any intentional or grossly negligent inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Select or Select Bank to perform any of its covenants, agreements or obligations under or in connection with this Agreement;

(iii) in connection with or which arise out of or result from or are based upon any information provided by Select or Select Bank which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to the shareholders of Select and NCBC to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and

(iv) in connection with or which arise out of or result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation on, from or relating to the Real Property or Previous Real Property by Select or Select Bank or any other person of any Hazardous Substances, or any action taken or any event or condition occurring or existing with respect to the Real Property or Previous Real Property which constitutes a material violation of any Environmental Laws by Select, Select Bank or any other person.

(b) By NCBC. NCBC and NCBC Bank shall indemnify, hold harmless and defend Select and Select Bank from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Select or Select Bank:

(i) in connection with or which arise out of or result from or are based upon (A) NCBC or NCBC Bank’s operations or business transactions or its relationship with any of its employees, or (B) NCBC or NCBC Bank’s intentional or grossly negligent failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes an intentional or grossly negligent breach by NCBC or NCBC Bank of, or any intentional or grossly negligent inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of NCBC to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

(iii) in connection with or which arise out of or result from or are based upon any information provided by NCBC or NCBC Bank which is included in the Proxy Statement and which information causes the Proxy Statement at the time of its mailing to the shareholders of Select and NCBC to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

(c) Compliance with Regulation W. Notwithstanding any other provision contained in this Agreement, neither Select Bank nor NCBC Bank shall have any duty to provide indemnification hereunder, if such indemnification would be impermissible pursuant to Section 23A of the Federal Reserve Act or Federal Reserve Regulation W.

9.2 Procedure for Claiming Indemnification.

(a) By NCBC. If any matter subject to indemnification hereunder arises in the form of a claim against NCBC, NCBC Bank or their respective successors and assigns (herein referred to as a “Third Party Claim”), NCBC and/or NCBC Bank promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to Select and Select Bank. Within 15 days of such notice, Select and Select Bank either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify NCBC and NCBC Bank that Select and Select Bank dispute the Third Party Claim and intend to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by Select and Select Bank and the cost of such defense shall be borne by Select and Select Bank except that NCBC and NCBC Bank shall have the right to participate in such defense at their own expense and provided that Select and Select Bank shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon NCBC, NCBC Bank or their respective successors or assigns. NCBC and NCBC Bank agree that they shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to Select and Select Bank without charge therefor except for out-of-pocket expenses. If Select and/or Select Bank fail to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, NCBC and NCBC Bank shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. NCBC and NCBC Bank also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by Select and Select Bank.

(b) By Select. If any matter subject to indemnification hereunder arises in the form of a claim against Select, Select Bank or their respective successors and assigns (herein referred to as a “Third Party Claim”), Select and Select Bank promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to NCBC and NCBC Bank. Within 15 days of such notice, NCBC and NCBC Bank either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify Select and Select Bank that NCBC and NCBC Bank dispute the Third Party Claim and intend to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by NCBC and NCBC Bank and the cost of such defense shall be borne by NCBC and NCBC Bank except that Select and Select Bank shall have the right to participate in such defense at its own expense and provided that NCBC and NCBC Bank shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon Select, Select Bank or their respective successors and assigns. Select and Select Bank agree that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to NCBC and NCBC Bank without charge therefor except for out-of-pocket expenses. If NCBC and NCBC Bank fail to take action within 15 days as hereinabove provided or, having taken such action, thereafter fail diligently to defend and resolve the Third Party Claim, Select and Select Bank shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. Select and Select Bank also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by NCBC and NCBC Bank.

ARTICLE X. MISCELLANEOUS PROVISIONS

10.1 Reservation of Right to Revise Structure. Notwithstanding any provision herein to the contrary, NCBC shall have the unilateral right to revise the structure of the Mergers for any reason NCBC may deem advisable; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be received by the shareholders of Select in the Merger or (ii) adversely affect the tax treatment to the shareholders of Select as a result of receiving such consideration. In the event of such election by NCBC, the Parties hereto shall execute one or more appropriate amendments to this Agreement.

10.2 Survival of Representations, Warranties and Covenants. Except as provided under Article IX, none of the representations, warranties or agreements herein shall survive the effectiveness of the Bank Merger, and no Party shall have any right after the effective time of the Bank Merger to recover damages or any other relief from any other Party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the Parties’ agreements contained in Section 6.6 above, and the covenants contained in Sections 5.1 through 5.4 above shall survive the effectiveness of the Mergers.

10.3 Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the Party which is, and whose shareholders are, entitled to the benefits thereof, provided, however, that any such waiver shall be effective only upon a determination by the waiving Party (through action of its board of directors) that such waiver would not adversely affect the interests of the waiving Party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any Party shall be effective unless such waiver is in writing and signed by the waiving Party or as provided in Sections 8.2(a) and 8.2(b) above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any Party to exercise any power, or to insist upon strict compliance by any other Party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any Party to demand full and complete compliance with such terms.

10.4 Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of Select and NCBC, by an agreement in writing approved by a majority of the board of directors of each of Select and Select Bank and NCBC and NCBC Bank executed in the same manner as this Agreement; provided however, that the provisions of this Agreement relating to the manner or basis in which shares of Select Common Stock and Select Preferred Stock are converted into the Merger Consideration shall not be amended after the approval of this Agreement and the Plan of Merger by the shareholders of Select without the requisite approval of such shareholders of such amendment.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

(a)	If to Select and/or Select Bank, to:

Select Bancorp, Inc.

Select Bank & Trust Company

3600 Charles Blvd.

Greenville, NC 27858

With copy to:

Ronald D. Raxter, Esq.

Williams Mullen

301 Fayetteville St., Suite 1700

Raleigh, NC 27601

(b)	If to NCBC and/or NCBC Bank, to:

New Century Bancorp, Inc.

New Century Bank

700 W. Cumberland St.

Dunn, NC 28334

With copy to:

Todd H. Eveson, Esq.

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

10.6 Further Assurance. NCBC and NCBC Bank on the one hand, and Select and Select Bank on the other hand, shall each furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, as such other Party may reasonably request.

10.7 Entire Agreement. This Agreement (including all schedules and exhibits attached hereto) contains the entire agreement of the Parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the Parties hereto other than those contained herein in writing.

10.8 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

10.9 Assignment. This Agreement may not be assigned by any Party hereto except with the prior written consent of the other Parties hereto.

10.10 Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which together shall constitute one agreement.

10.11 Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina (without respect to its conflicts of laws principles) except to the extent federal law may apply.

10.12 Inspection. Any right of NCBC or NCBC Bank on the one hand, and Select or Select Bank on the other hand, hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that NCBC, NCBC Bank, Select or Select Bank should have conducted any investigation or that such right has been exercised by NCBC, NCBC Bank, Select or Select Bank or their agents, representatives or others. Any investigations or inspections that have been made by NCBC, NCBC Bank, Select or Select Bank or their agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of NCBC, NCBC Bank, Select or Select Bank in this Agreement.

10.13 Knowledge. As used in this Agreement, “to the Knowledge” (and similar phrases) of Select or Select Bank means the actual knowledge of Mark A. Holmes, Gary J. Brock, and Anne R. Corey, and the phrase “to the Knowledge” (and similar phrases) of NCBC or NCBC Bank means the actual knowledge of William L. Hedgepeth II, Lisa F. Campbell, and D. Richard Tobin, Jr.

10.14 Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect,” with respect to any Party, means any event or change that has a material and adverse impact on (i) the financial position, results of operations, business or prospects of such Party, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Parent Merger or the Bank Merger, as applicable; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by any applicable governmental authority, (B) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions, including interest rates, affecting banks generally, (D) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Mergers, or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, and (E) the effects of any action or omission taken by NCBC or NCBC Bank on the one hand, or Select or Select Bank on the other hand, with the prior written consent of the other, or as otherwise contemplated by the Agreement.

10.15 No Third-Party Rights. No person will have any legal or equitable right, remedy, or claim under or with respect to this Agreement. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any person who is not a Party to the Agreement.

10.16 Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including, without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require. All references herein to “Articles”, “Sections” and “Exhibits” shall mean the articles and sections of, and exhibits to, this Agreement, unless otherwise stated. The article and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation hereof.

10.17 WAIVER OF JURY TRIAL. EACH PARTY HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

10.18 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures on following page]

IN WITNESS WHEREOF, Select, Select Bank, NCBC and NCBC Bank each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

SELECT BANCORP, INC.

By:	/s/ Mark A. Holmes
Mark A. Holmes, President and CEO

SELECT BANK & TRUST COMPANY

By:	/s/ Mark A. Holmes
Mark A. Holmes, CEO

NEW CENTURY BANCORP, INC.

By:	/s/ William L. Hedgepeth II
William L. Hedgepeth II, President and CEO

NEW CENTURY BANK

By:	/s/ William L. Hedgepeth II
William L. Hedgepeth II, President and CEO

EXHIBITS TO AGREEMENT AND PLAN OF MERGER

EXHIBIT	DESCRIPTION
A-1	Plan of Merger
A-2	Plan of Bank Merger
B	Form of Voting Agreement

B-1